Form 10-K405, Exhibit 13
period 1996-12-27
PINKERTONS INC
filed 1997-03-14
CIK 78666

                                                                      EXHIBIT 13

SELECTED FINANCIAL DATA
Dollars and shares in thousands, except per share data

OPERATING STATEMENT DATA

                                              December 27,     December 29,        December 30,       December 31,    December 25,
Year Ended                                       1996             1995                1994               1993/a/         1992
----------                                    ------------     ------------        ------------       ------------    ------------
Service revenues                               $906,247          $862,793              $849,960        $772,026        $703,676
Cost of services                                791,877           771,172               773,526         688,995         625,285
-------------------------------------------------------------------------------------------------------------------------------
Gross profit                                    114,370            91,621                76,434          83,031          78,391
Operating expenses                               81,256            61,857                57,983          54,982          49,827
Amortization of intangible assets                 9,335             8,873                10,240           8,323           7,053
Write-down of intangible assets and
 other special charges                                -                 -                14,435           3,800           2,500
Gain from litigation settlements, net                 -                 -                (2,369)              -               -
-------------------------------------------------------------------------------------------------------------------------------
Operating profit (loss)                          23,779            20,891                (3,855)         15,926          19,011
Provision for reserve against investment              -                 -                     -           3,267               -
Interest expense, net                             2,253             2,870                 3,969           4,238           5,062
Other income                                     (1,962)                -                     -               -               -
-------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                23,488            18,021                (7,824)          8,421          13,949
Provision for income taxes                       11,038             7,521                 2,418           5,220           5,362
-------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                              $ 12,450          $ 10,500              $(10,242)       $  3,201        $  8,587
-------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per common share             $   1.46          $   1.26              $  (1.24)       $    .39        $   1.04
-------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares and
 common share equivalents outstanding             8,531             8,351                 8,288           8,284           8,257
-------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA

At Year End                                        1996              1995                  1994            1993            1992
-----------                                        ----              ----                  ----            ----            ----
Working capital/b/                             $104,459          $ 90,225              $ 85,400        $ 92,100        $ 99,032
Total assets                                    315,281           290,909               278,090         282,738         260,828
Current maturities of long-term debt              8,575             8,575                 8,575           8,575               -
Long-term debt, less current maturities          37,313            34,275                42,850          51,425          60,000
Total stockholders' equity                      130,381           113,725               103,422         111,631         114,202
Book value per common share/c/                 $  15.28          $  13.62              $  12.47        $  13.53        $  13.87
--------------------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA

Year                                               1996               1995                  1994             1993          1992
---                                                ----               ----                  ----             ----          ----
Gross profit margin                                12.6%              10.6%                  9.0%            10.8%         11.1%
Operating profit (loss) margin                      2.6%               2.4%                 (0.5)%            2.1%          2.7%
Current ratio/b/                                    2.10               2.05                  2.06             2.27          2.70
Long-term debt to equity ratio                       .29                .30                   .41              .46           .53
Return on beginning equity                         10.9%              10.2%                 (9.2)%            2.8%          7.7%
Return on ending capital/d/                         8.5%               8.8%                 (4.9)%            3.1%          7.3%
Operating cash flow/e/                          $28,858            $25,876               $17,913          $19,504       $19,578
--------------------------------------------------------------------------------------------------------------------------------

a The Company's fiscal year 1993 consisted of 53 weeks, whereas all other fiscal years presented consisted of 52 weeks.

b Working capital and current ratio include the effect of $11.6 million borrowed to fund the acquisition of WKD Security GmbH on January 1, 1997.

c Book value per common share has been calculated based upon weighted average common shares and common share equivalents outstanding during each year.

d  In 1994, return on ending capital was computed using the statutory tax rate.

e Operating cash flow represents net income (loss) plus amortization and depreciation for all years. Also added back to determine operating cash flow were: provision for reserve against investment in 1993 and write-down of intangible assets in 1994.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

          Pinkerton's fiscal year comprises the 52-week (or 53-week) period ending on the Friday closest to December 31, within the reporting year.

R E S U L T S  O F  O P E R A T I O N S

1996 Compared to 1995

Service Revenues
          The Company's service revenues increased by $43.4 million, or 5.0%, from $862.8 million in 1995 to $906.2 million in 1996. This increase reflects $19.8 million of revenues from businesses acquired during 1996, a net increase in all other business of $27.4 million, and revenue reductions arising from currency fluctuations of $3.8 million.

Domestic Service Revenues

          Compared with the prior year, the Company's domestic service revenues increased by $21.2 million, or 2.9%, from $726.2 million in 1995 to $747.4 million in 1996. This increase reflects $14.3 million of revenues from businesses acquired during 1996 with revenues from all other domestic sources increasing $6.9 million. Domestic service revenues reflect $106.7 million and $96.4 million of revenue from General Motors in 1996 and 1995, respectively.

International Service Revenues

          Service revenues of the Company's international operations increased by $22.2 million, or 16.3%, from $136.6 million in 1995 to $158.8 million in 1996. This increase reflects $5.5 million of revenues from businesses acquired in 1996 and additional business from new and existing clients of $20.5 million, partially offset by reductions arising from currency fluctuations of $3.8 million. As a percentage of total service revenues, international operations were 15.8% in 1995 and 17.5% in 1996.

Cost of Services and Gross Profit

          The Company's cost of services increased by $20.7 million, or 2.7%, from $771.2 million in 1995 to $791.9 million in 1996. This increase was primarily due to payroll and related expenses accompanying the increase in service revenues noted above. The Company's gross profit margin improved from 10.6% in 1995 to 12.6% in 1996, principally as a result of operating cost efficiencies and reduction in the number of unprofitable contracts. Gross profit was also favorably impacted by the inclusion of the Company's security systems integration operations, which typically experience higher gross margins than the Company's security service operations.

Operating Expenses

          Operating expenses increased by $19.4 million, or 31.3%, from $61.9 million in 1995 to $81.3 million in 1996. Operating expenses were 9.0% of service revenues in 1996 and 7.2% of service revenues in 1995. The higher operating expense percentage reflects the Company's ongoing expenditures for new systems, quality processes and training programs implemented to enhance customer value. Operating expenses also reflect the operations of the Company's security systems integration service operations, which have both higher gross profit margins and operating expenses than the Company's security service operations.

Amortization

          Amortization of intangible assets increased by $0.4 million, or 4.5%, from $8.9 million in 1995 to $9.3 million in 1996, primarily due to acquisitions made in 1996.

Operating Profit

          Operating profit was $23.8 million, or 2.6% of service revenues in 1996, as compared with an operating profit of $20.9 million, or 2.4% of revenues in 1995. Operating profit increased as a percentage of revenues due to improved gross profit margins, partially offset by an increase in operating expenses discussed above.

Interest

          Interest income decreased $0.3 million to $2.4 million in 1996 as a result of a decrease in interest rates in 1996 as compared with 1995. Interest expense decreased by $1.0 million, or 17.9%, from $5.6 million in 1995 to $4.6 million in 1996 as a result of a reduced average level of outstanding debt in 1996 as compared with 1995. In December 1996, the Company borrowed DM 18 million ($11.6 million) in connection with the acquisition of WKD Security GmbH. As a result, the Company expects interest expense to be higher in 1997.

Other Income

          In 1996, the Company entered into an agreement with the previous owner related to the acquisition of Pinkerton's, Inc. by California Plant Protection, Inc. in 1988. As a result of this agreement, the Company received a cash payment of $5.2 million. Of this amount, $3.2 million represents a reimbursement of income and other taxes paid on behalf of the previous owner, which was recorded in the consolidated balance sheet; the remaining amount of $2.0 million was recorded as other income, since it represents an adjustment to the original cost of acquisition.

Income Taxes

          Income taxes were $11.0 million in 1996 as compared with $7.5 million in 1995. The effective tax rate in 1996 is 47.0% as compared with 41.7% in 1995. In 1995, the Company's effective tax rate was caused by non-recurring tax minimization strategies and benefits from targeted jobs tax credits that expired in 1995.

                                      ***

1995 Compared to 1994

Service Revenues

          The Company's service revenues increased by $12.8 million, or 1.5%, from $850.0 million in 1994 to $862.8 million in 1995. This increase reflects $8.9 million of revenues from businesses acquired during 1995, a net increase in all other business of $7.8 million, and revenue reductions arising from currency fluctuations of $3.9 million.

Domestic Service Revenues

          Compared with the prior year, the Company's domestic service revenues increased by $11.7 million, or 1.6%, from $714.5 million in 1994 to $726.2 million in 1995. This increase reflects $8.9 million of revenues from businesses acquired during 1995, with revenues from all other domestic sources increasing $2.8 million. Domestic service revenues reflect $96.4 million and $92.3 million of revenue generated by the General Motors account in 1995 and 1994, respectively. Domestic service revenues, net of acquisition and General Motors revenues, declined $1.2 million in 1995. This decline occurred primarily as a result of an active program to improve profitability by reducing unprofitable business, which resulted in a reduction in domestic service hours of 2.2%.

International Service Revenues

          Service revenues of the Company's international operations increased by $1.1 million, or 0.8%, from $135.5 million in 1994 to $136.6 million in 1995. This increase was attributable to increased service requirements from new and existing clients, partially offset by reductions arising from currency fluctuations. As a percentage of total service revenues, international operations were 15.9% in 1994 and 15.8% in 1995.

Cost of Services and Gross Profit

          The Company's cost of services decreased by $2.3 million, or 0.3%, from $773.5 million in 1994 to $771.2 million in 1995. This decrease was primarily due to operating cost efficiencies and the improved availability of labor in the markets in which the Company operates, partially offset by payroll and related expenses accompanying the increase in service revenues noted above. The Company's gross profit margin also improved from 9.0% in 1994 to 10.6% in 1995, principally as a result of operating cost efficiencies and reduction in the number of unprofitable contracts.

Operating Expenses

          Operating expenses increased by $3.9 million, or 6.7%, from $58.0 million in 1994 to $61.9 million in 1995. Operating expenses were 7.2% of service revenues in 1995 and 6.8% of service revenues in 1994. The increase in 1995 reflects the Company's expenditures in international markets to develop new business, as well as company-wide expenditures to advance our quality initiatives, improve the recruitment and training of employees, and improve other processes.

Amortization

          Amortization of intangible assets decreased by $1.3 million, or 12.7%, from $10.2 million in 1994 to $8.9 million in 1995. This decrease reflects lower amortization in the United Kingdom and Mexico due to a write-down of related intangibles in the fourth quarter of 1994.

Operating Profit

          Operating profit was $20.9 million, or 2.4% of service revenues in 1995, as compared with an operating loss of $3.9 million, or 0.5% of revenues in 1994. Operating profit increased as a percentage of revenues due to improved gross profit margins, partially offset by an increase in operating expenses discussed above. The operating loss in 1994 reflects the write-down of intangible assets of $11.5 million and other special charges of $2.9 million.

Interest

          Interest income increased $1.2 million to $2.7 million in 1995. The increase resulted from higher average interest rates in 1995, as well as an increase in average invested funds as compared with 1994. Interest expense increased by $0.1 million, or 1.8%, from $5.5 million in 1994 to $5.6 million in 1995.

Income Taxes

          Income taxes were $7.5 million in 1995 as compared with $2.4 million in 1994. The effective tax rate in 1994 was not meaningful in consideration of the positive tax provision and a net loss. The Company has historically experienced a high effective tax rate due to the cost of expansion into international markets and amortization of intangibles which, historically, have not been tax deductible. In 1995, the Company employed tax minimization strategies and experienced job-related tax credits which lowered its effective tax rate to 41.7%.

                                      ***

F I N A N C I A L  C O N D I T I O N

Capital Resources

          At December 27, 1996, the Company had $33.8 million in cash, an increase of $13.5 million from December 29, 1995, and $8.5 million in marketable securities, a $10.9 million decrease from December 29, 1995. Net cash provided by operating activities of $12.4 million and $3.3 million of net cash provided by financing activities was reduced by $2.2 million of net cash payments relating to investing activities. The Company's principal investing activities during 1996 were acquisitions ($7.3 million), the purchase of computer and other equipment ($5.8 million), and net sales of marketable securities ($10.9 million). The Company's principal financing activities during 1996 were a cash borrowing of $11.6 million under the revolving line of credit; an annual principal installment of $8.6 million, reducing the Company's long-term debt; and $0.3 million of cash receipts related to the exercise of stock options.

          The Company has an acquisitions program intended to implement its strategy to become a world-class, global security solutions provider. The Company also has an ongoing program to replace capital equipment as required. Both of these activities will continue during 1997. In addition, an annual principal installment of $8.6 million is due each June.

          One of Pinkerton's significant capital resources is the Pinkerton name, to which a value of approximately $54.8 million was assigned upon the acquisition of Pinkerton by California Plant Protection in January 1988. The Company believes that the value assigned to the name is representative of its market value. Management expects that the Company will be able to further capitalize on the Pinkerton name in the security and security-related service and product business.

Liquidity

          Pinkerton's cash needs during the first six months of each year are greater because of the impact of higher payroll taxes. In addition, the Company is required to make annual principal payments of approximately $8.6 million (in the month of June) through the year 2000 in repayment of its Senior Notes. Semi-annual interest payments of approximately $1.8 million and $1.3 million related to the Senior Notes are due in June and December 1997, respectively.

          The Company has an unsecured revolving credit facility with a group of banks for borrowings up to $70.0 million, of which $50.0 million may be letters of credit. The facility also provides for a possible increase up to $100.0 million of borrowings (of which $50.0 million may be letters of credit) upon certain conditions. At December 27, 1996, there were DM 18.0 million ($11.6 million) of cash borrowings outstanding under the revolving line of credit which, together with $11.0 million of the Company's general funds, were utilized on January 1, 1997, to complete the acquisition of WKD Security GmbH, more fully discussed at Note 17 of Notes to Consolidated Financial Statements, "Subsequent Events." Also at December 27, 1996, $32.6 million in letters of credit had been issued by the Company to secure obligations under the Company's self-insurance programs. Such programs cover workers' compensation, general liability, fidelity, health, dental and automobile risks up to certain limits. Payments under these programs are not entirely predictable.

          The Company believes existing liquid resources, cash generated from operations and funds available under the revolving credit facility are sufficient for all planned operating and capital requirements. The Company also has access to capital markets, if necessary, to raise funds for working capital, capital spending and other investments for business growth.

O U T L O O K :  I S S U E S  A N D  R I S K S

          The Company's Annual Report includes discussions of its long-term growth outlook and future plans. The following issues and risks, among others, should also be considered in evaluating this information:

Billing Rates and Competition

          Future billing rates the Company is able to charge for its services may vary from historical levels depending on market factors.

Availability and Cost of Labor

          The Company's ability to deliver quality services depends heavily on the ready availability and cost of labor in the Company's markets. A strong economy may cause labor shortages in a geographical market, which may result in margins being constrained by unbillable overtime costs.

Risk Arising from Litigation

          The nature of the Company's business subjects it to a significant volume of ordinary, routine claims and lawsuits incidental to such business.
The Company maintains self-insurance programs and insurance coverage that it believes are appropriate for its liability risks. Nonetheless, many claims or lawsuits brought against the Company allege substantial damages that, if awarded and ultimately paid by the Company (rather than insurers or indemnitors), could have a material adverse effect on the results of operations or financial condition of the Company. See Note 14 of Notes to Consolidated Financial Statements, "Commitments and Contingencies."

Currency Exchange

          The Company makes acquisitions and operates in various countries and transacts such business in international currencies, subjecting the Company to currency rate fluctuations.

Accounting Standards

       Accounting standards promulgated by the Financial Accounting Standards Board change periodically. Changes in such standards may have an impact on the Company's future reported earnings.

Retirement Plan Liabilities and Interest Rates

          The Company maintains several unfunded retirement plans, the liabilities of which are significantly affected by changes in long-term interest rates. Changes in long-term interest rates could have an impact on the Company's future reported earnings and financial position.

Termination of Contracts

          A majority of the Company's revenue is derived from security guard contracts, which are typically for one-year terms, but generally provide for earlier termination by either party in certain circumstances. A net increase in terminations could have an adverse impact on the Company's future reported earnings; however, the Company has historically experienced a low rate of cancellations.

Ability to Sustain Growth Through Acquisition

          The Company's revenue growth is partially dependent upon the Company's ability to attract and acquire additional business through acquisition.

International Operations

          The Company operates in various international markets and engages in security activities that may contain more risk than operations in the United States. The profitability of such operations and associated risks may affect the Company's results and recoverability of goodwill.

Consolidated Balance Sheets

                                                    December 27,        December 29,
In thousands                                               1996                1995
---------------------------------------------------------------------------------------
A S S E T S

Current assets:
Cash and cash equivalents                              $ 33,761            $ 20,215
Investment in marketable securities                       8,460              19,396
Accounts receivable (includes unbilled amounts
 of $30,196 in 1996 and $28,981 in 1995)                137,055             116,692
Less allowance for doubtful receivables                   2,572               2,881
 .......................................................................................
                                                        134,483             113,811
 .......................................................................................
Inventory                                                 3,799               2,516
Prepaid expenses and taxes                               11,566              13,762
Deferred income taxes                                     7,121               6,836
 .......................................................................................
         Total current assets                           199,190             176,536
 .......................................................................................
Equipment and leasehold improvements, net
 of accumulated depreciation and amortization
 of $26,818 in 1996 and $21,619 in 1995                  14,977              14,017
Other assets:
  Intangible assets, net                                 57,311              60,895
  Deferred income taxes                                  23,467              23,612
  Other                                                  20,336              15,849
 .......................................................................................
                                                        101,114             100,356
 .......................................................................................
                                                       $315,281            $290,909
---------------------------------------------------------------------------------------

L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y

Current liabilities:
  Accounts payable                                     $  9,790            $  7,304
  Accrued liabilities                                    76,366              70,432
  Current maturities of long-term debt                    8,575               8,575
 .......................................................................................
         Total current liabilities                       94,731              86,311
 .......................................................................................
Accrued retirement benefits and
 other non-current liabilities                           52,856              56,598
Long-term debt, less current maturities                  37,313              34,275
Commitments and contingencies
Stockholders' equity:
  Preferred stock                                            --                  15
  Common stock                                                8                   8
  Additional paid-in capital                             74,887              74,463
  Other adjustments                                      (5,441)             (9,238)
  Retained earnings                                      60,927              48,477
 .......................................................................................
                                                        130,381             113,725
 .......................................................................................
                                                       $315,281            $290,909
---------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Operations

                                           December 27,    December 29,    December 30,
In thousands, except per share data               1996            1995            1994
-----------------------------------------------------------------------------------------
Service revenues                              $906,247        $862,793        $849,960
Cost of services                               791,877         771,172         773,526
 .........................................................................................
Gross profit                                   114,370          91,621          76,434
Operating expenses                              81,256          61,857          57,983
Amortization of intangible assets                9,335           8,873          10,240
Write-down of intangible assets
 and other special charges                          --              --          14,435
Gain from litigation settlements, net               --              --          (2,369)
 .........................................................................................
Operating profit (loss)                         23,779          20,891          (3,855)
Other (income) deductions:
   Interest income                              (2,393)         (2,713)         (1,532)
   Interest expense                              4,646           5,583           5,501
   Other                                        (1,962)             --              --
 .........................................................................................
                                                   291           2,870           3,969
 .........................................................................................
Income (loss) before income taxes               23,488          18,021          (7,824)
Provision for income taxes                      11,038           7,521           2,418
 .........................................................................................
Net income (loss)                             $ 12,450        $ 10,500        $(10,242)
-----------------------------------------------------------------------------------------
Net income (loss) per common share            $   1.46        $   1.26        $  (1.24)
-----------------------------------------------------------------------------------------
Weighted average common shares and
 common share equivalents outstanding            8,531           8,351           8,288
-----------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Stockholders' Equity

                                                                     Additional                                      Total
                                            Preferred      Common     Paid-In          Other       Retained       Stockholders'
In thousands                                  Stock         Stock     Capital       Adjustments    Earnings          Equity
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                 $ 16           $ 8       $72,986        $(9,600)       $ 48,221       $111,631
 ...............................................................................................................................
Dividends on preferred stock                   --            --            --             --              (1)            (1)
Issuance of common stock                       --            --           226             --              --            226
Exercise of stock options                      --            --           533             --              --            533
Minimum retirement plans liability
 adjustment                                    --            --            --          1,412             --           1,412
Foreign currency translation adjustment        --            --            --           (137)             --           (137)
Net loss                                       --                          --             --         (10,242)       (10,242)
 ...............................................................................................................................
Balance at December 30, 1994                   16             8        73,745         (8,325)         37,978        103,422
 ...............................................................................................................................
Dividends on preferred stock                   --            --            --             --              (1)            (1)
Redemption of preferred stock                  (1)           --            --             --              --             (1)
Cancellation of restricted common stock        --            --          (233)            --              --           (233)
Exercise of stock options                      --            --           951             --              --            951
Minimum retirement plans liability
 adjustment                                    --            --            --           (640)             --           (640)
Foreign currency translation adjustment        --            --            --           (273)             --           (273)
Net income                                     --                          --             --          10,500         10,500
 ...............................................................................................................................
Balance at December 29, 1995                   15             8        74,463         (9,238)         48,477        113,725
 ...............................................................................................................................
Redemption of preferred stock                 (15)           --            --             --              --            (15)
Cancellation of restricted common stock        --            --            (2)            --              --             (2)
Exercise of stock options                      --            --           426             --              --            426
Minimum retirement plans liability
 adjustment                                    --            --            --          2,693              --          2,693
Foreign currency translation adjustment        --            --            --          1,104              --          1,104
Net income                                     --                          --             --          12,450         12,450
 ...............................................................................................................................
Balance at December 27, 1996                 $ --           $ 8       $74,887        $(5,441)       $ 60,927       $130,381
-------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

                                                                        December 27,      December 29,     December 30,
In thousands                                                                   1996              1995             1994
-------------------------------------------------------------------------------------------------------------------------
O P E R A T I N G   A C T I V I T I E S :
Net income (loss)                                                          $ 12,450          $ 10,500         $(10,242)
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
       Amortization of intangible assets                                      9,335             8,873           10,240
       Depreciation and other amortization                                    7,073             6,503            6,414
       Provision for losses on doubtful receivables                           1,635             1,719            1,461
       Deferred income taxes                                                 (2,079)           (2,731)          (2,264)
       Write-down of intangible assets                                           --                --           11,501
Changes in assets, liabilities and stockholders' equity:
       Accounts receivable                                                  (18,103)           (2,501)          (4,637)
       Inventory                                                               (430)              437            1,056
       Prepaid expenses and taxes                                             2,342              (799)          (4,359)
       Other assets                                                          (5,525)           (3,276)          (1,557)
       Accounts payable                                                       1,196                88           (1,527)
       Accrued and other non-current liabilities                              3,593             4,032           14,428
       Foreign currency revaluation of net assets                               920              (867)            (565)
 .........................................................................................................................
Net cash provided by operating activities                                    12,407            21,978           19,949
 .........................................................................................................................

I N V E S T I N G   A C T I V I T I E S :
Purchase of marketable securities                                           (21,545)          (52,673)         (23,273)
Sales/redemptions of marketable securities                                   32,481            43,858           31,191
Purchase of equipment and leasehold improvements                             (5,827)           (5,336)          (4,237)
Payments for net assets of acquired businesses, net of cash acquired         (7,272)           (7,515)         (11,678)
 .........................................................................................................................
Net cash used in investing activities                                        (2,163)          (21,666)          (7,997)
 .........................................................................................................................

F I N A N C I N G   A C T I V I T I E S :
Proceeds from long-term debt                                                 11,613                --               --
Principal repayment of long-term debt                                        (8,575)           (8,575)          (8,575)
Exercise of stock options                                                       279               735              405
Redemption of preferred stock                                                   (15)               (1)              --
 .........................................................................................................................
Net cash provided by (used in) financing activities                           3,302            (7,841)          (8,170)
 .........................................................................................................................
Net increase (decrease) in cash                                              13,546            (7,529)           3,782
Cash and cash equivalents at beginning of year                               20,215            27,744           23,962
 .........................................................................................................................
Cash and cash equivalents at end of year                                   $ 33,761          $ 20,215         $ 27,744
-------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
Cash paid during the year for:
       Interest                                                            $  4,449          $  5,448         $  6,222
       Income taxes                                                        $ 13,191          $ 10,215         $  9,942
-------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements


N O T E  1
Corporate Organization

          Pinkerton's, Inc. and subsidiaries is the resultant corporate entity following the acquisition on January 19, 1988, by California Plant Protection, Inc. of Pinkerton's, Inc. (formerly owned by American Brands, Inc.).


N O T E  2
Summary of Significant Accounting Policies

Accounting Cycle

          Pinkerton's fiscal year comprises the 52-week (or 53-week) period ending on the Friday closest to December 31, within the reporting year. The Company's quarterly reporting periods consist of three four-week periods for the first, second and third quarters, and four four-week periods for the fourth quarter.

Principles of Consolidation

          The consolidated financial statements include the accounts of Pinkerton's, Inc. ("the Company") and its subsidiaries, which are primarily wholly owned. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition

          The Company's operations consist mainly of providing security officer, systems integrator and investigation services to industrial, commercial, financial and other similar business clients. Substantially all business activity is with customers located throughout the United States, Canada, Europe, Asia and Mexico, and is not concentrated in any particular geographical region therein or by any type of economic activity. Service revenues are recognized as services are provided, including amounts for unbilled, rendered services.

          Sales to a single customer aggregated $121.6 million in 1996 and $109.5 million in 1995.

Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These affect the reported amounts of assets, liabilities, and the amount of contingent assets or liabilities disclosed in the consolidated financial statements. Actual results could differ from the estimates made.

Equipment and Leasehold Improvements

          Equipment and leasehold improvements are recorded at cost. Equipment is depreciated over the estimated useful life of the related assets. The estimated useful life of equipment is 3 to 10 years. Leasehold improvements are amortized over the period of the related lease or the estimated life of the improvement, whichever is shorter. Accelerated methods of depreciation are used for income tax purposes, and the straight-line method is utilized for substantially all assets for financial reporting purposes. When equipment and leasehold improvements are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations.

Intangible Assets

          Intangible assets represent the excess of the purchase price of acquired businesses over fair values of related net tangible assets (goodwill) and values assigned to other intangible assets such as non-compete agreements, contract rights and copyrights. Goodwill and other intangibles are amortized on a straight-line basis over periods of 10 to 25 years, and 3 to 10 years, respectively.

          The Company assesses the recoverability of goodwill and other intangible assets by determining whether the amortization of those balances can be recovered through projected (undiscounted) future results. The amount of impairment, if any, is measured based on projected discounted future cash flows using a discount rate reflecting the Company's average cost of capital.

Self-Insurance Reserves

          The Company maintains various self-insurance programs for workers' compensation, general liability, fidelity, health, dental and automobile liability risks in the United States. These programs are administrated by the Company, insurance companies and other third parties. The Company is self-insured up to specified per-occurrence limits and maintains insurance coverage for losses in excess of specified amounts and for certain international activities not covered by the Company's self-insurance programs. Estimated costs under these programs, including incurred but not reported claims, are recorded as expenses based upon actuarially determined historical experience and trends of paid and incurred claims.

Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating loss and tax credit carry forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are 35 expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enacted date.

          Income taxes have not been provided on the undistributed earnings of certain foreign subsidiaries as such earnings will continue to be invested in those subsidiaries for an indefinite period.

Foreign Currency Translation

          The Company translates revenues and expenses of its foreign subsidiaries using the weighted average exchange rates prevailing during the year. The assets and liabilities of such subsidiaries are translated at the rate of exchange in effect at year end, and translation adjustments are recorded as a component of stockholders' equity in the consolidated balance sheets. At December 27, 1996, and December 29, 1995, the cumulative multi-year effect of translation adjustments was a decrease to stockholders' equity of $3.8 million and $4.9 million, respectively.

Income (Loss) per Share

          Income (loss) per common share is computed based on the weighted average number of shares of common stock and common stock equivalents, if dilutive, outstanding during each period. Common stock equivalents represent the number of shares that would be issued, assuming the exercise of dilutive stock options, reduced by the number of shares that could be repurchased on the open market with the proceeds from the exercise of those options.

Fair Value of Financial Instruments

          The carrying amount of the Company's financial instruments, which principally include cash, accounts receivable, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of such instruments.

Stock-Based Compensation

          Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value.
The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Marketable Securities

          The Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. SFAS 115 requires investments to be classified in one of three categories: held-to-maturity securities, available-for-sale securities, and trading securities. The Company classifies its investments, comprised principally of highly liquid debt instruments with maturities greater than 90 days, as available-for-sale securities. Available-for-sale securities are reported at fair value.

Statement of Cash Flows

          The Company considers cash equivalents to be all highly liquid investments with original maturities of 90 days or less.

Reclassifications

          Certain reclassifications have been made to the prior year balances to conform to the 1996 presentation.


N O T E  3
Acquisitions

          The Company is pursuing its strategic plan to provide a broader array of products and services to its client base, including security systems integration services and products. In pursuit of these plans, the Company acquired two regional security systems integration companies in 1995, four in 1996 and another in January 1997. The Company also acquired the security operations of Select Security, Inc. in Canada in 1996; and WKD Security GmbH ("WKD"), a security service provider in Germany, on January 1, 1997. Pro-forma financial information with respect to the 1995 and 1996 acquisitions is not included, as it is not significant to the consolidated financial statements. The acquisition of WKD is more fully discussed at Note 17 of Notes to Consolidated Financial Statements, "Subsequent Events."


N O T E  4
Intangible Assets

          Intangible assets in the accompanying consolidated balance sheets consist of the following:


                                  December 27,   December 29,
In thousands                             1996           1995
-------------------------------------------------------------
Goodwill                               $ 76,150    $ 73,380
Less accumulated amortization           (31,573)    (28,028)
 .............................................................
                                         44,577      45,352
 .............................................................
Other intangibles                        40,954      36,947
Less accumulated amortization           (28,220)    (21,404)
 .............................................................
                                         12,734      15,543
 .............................................................
Total                                  $ 57,311    $ 60,895
-------------------------------------------------------------

          Goodwill and other intangibles, principally contract rights, were written down in the fourth quarter of 1994 in the amount of $11.5 million. This write-down related primarily to the Company's business in the United Kingdom (U.K.). From inception of the acquisitions which formed the U.K. business, the sales and earnings projections made at the time of these acquisitions were not attained due to a prolonged economic recession, increased competitive pressures, the loss of contracts and difficulties encountered in developing and managing a large, national U.K. company. These conditions resulted in significant losses after amortization in 1994 and a significant deficiency in the U.K. subsidiary's equity. The Company determined that these conditions would continue, and that projected results would not support the remaining balance of goodwill and other intangible assets amounting to $15.4 million.

          The methodology used by the Company to assess the recovery of goodwill and other intangibles was to review recent trends and where appropriate to project future results of operations, considering all available information, for the remaining life of the intangible asset as of December 30, 1994. Such methodology established that certain balances of goodwill and other intangible assets in two international businesses (U.K. and Mexico) were impaired and could not be recovered from future operations. Therefore, these intangible assets were written down based on projected discounted future cash flows using a discount rate reflecting the Company's average cost of capital.


N O T E  5
Long-Term Debt

          On June 14, 1990, the Company issued $60.0 million of unsecured Senior Notes to major insurance companies. Under the terms of the Note Purchase Agreement, which has a term of 10 years, interest is fixed at a rate of 10.35% per annum, payable semi-annually on June 15 and December 15 of each year. Six annual principal payments of $8,575,000 are required under the agreement beginning in June 1994, with an additional seventh payment of $8,550,000 required at maturity. The fair value of the Senior Notes is estimated to be $36.5 million at December 27, 1996, based on market interest rates for comparable loans.

          In November 1995, the Company replaced its existing revolving credit facility with an unsecured revolving credit facility with a group of banks for multi-currency borrowings up to $70.0 million, of which $50.0 million may be letters of credit (used primarily to support obligations under the Company's self-insurance programs).

          The termination date for the facility is November 19, 1999. The facility also provides for a possible increase up to $100.0 million of borrowings (of which $50.0 million may be letters of credit) upon certain conditions. Under the agreement, the Company is required to pay a fee on outstanding letters of credit of 0.5% per annum, payable quarterly, and interest on cash borrowings computed at the prime rate of the agent bank, payable monthly. A commitment fee of .175% per annum, payable monthly, is also required on any unused portions of the facility. At December 27, 1996, $32.6 million in letters of credit were outstanding and there were DM 18.0 million ($11.6 million) of cash borrowings outstanding under the revolving line of credit, which were used to acquire WKD on January 1, 1997.

          Under the terms of the Note Purchase Agreement and Revolving Credit Agreement, the Company is required to maintain certain financial ratios and meet certain net worth and working capital requirements. As of December 27, 1996, the Company was in compliance with its covenants. In addition, the agreements limit the Company's ability to pay dividends, dispose of assets, make capital expenditures and acquisitions, and incur additional indebtedness, as well as other limitations.

          The Company has no foreign or domestic derivatives, interest rate swaps or other hedge products as of December 27, 1996.


N O T E  6
Accrued and Other Non-Current Liabilities

          Accrued liabilities consist of the following:

                             December 27,   December 29,
In thousands                      1996        1995
---------------------------------------------------------
Self-insurance reserves,
   current                    $12,802        $15,086
Salaries and wages             25,053         21,824
Payroll taxes and
   withholdings                 6,777          7,199
Estimated liability for
   vacation benefits            8,376          6,805
Other                          23,358         19,518
 .........................................................
                              $76,366        $70,432
---------------------------------------------------------

          The Company establishes self-insurance reserves for the estimated costs under workers' compensation, general liability, fidelity, health, dental and automobile liability insurance programs, including reserves for known claims, estimates of incurred but not reported claims and the expected loss development of unsettled claims. Estimated requirements are periodically reviewed and revisions are charged to operations in the period that estimates are changed. Activity in these reserve accounts for 1996, 1995 and 1994 is summarized as follows:

                             December 27,   December 29,   December 30,
In thousands                        1996           1995           1994
-----------------------------------------------------------------------
Balance at beginning
   of year                    $ 49,839       $ 45,078       $ 38,189
Provision charged
   to operations                35,263         44,500         51,179
Payments                       (37,862)       (39,739)       (44,290)
 .......................................................................
Balance at
   end of year                  47,240         49,839         45,078
 .......................................................................
Less current portion
   included in
   accrued liabilities          12,802         15,086         12,689
 .......................................................................
Long-term portion             $ 34,438       $ 34,753       $ 32,389
-----------------------------------------------------------------------

          The Company is required to secure its financial obligation to cover potential future claims. This requirement is being satisfied with letters of credit issued under the revolving credit facility.

          The Company has established trust accounts for its contributions to a voluntary employees' beneficiary association (VEBA), from which all employee medical insurance claims, premiums and vacation pay under Company-sponsored plans are paid. Accrued liabilities at December 27, 1996, and December 29, 1995, reflect the estimated liability to the trusts.


N O T E  7
Income Taxes

          The components of income (loss) before income taxes for domestic and foreign operations were as follows:


                        December 27,        December 29,        December 30,
In thousands                   1996                1995                1994
-----------------------------------------------------------------------------
Domestic                 $27,378             $22,132             $  5,303
Foreign                   (3,890)             (4,111)             (13,127)
 .............................................................................
                         $23,488             $18,021             $ (7,824)
-----------------------------------------------------------------------------

          The following is a summary of the provision (benefit) for income taxes:

                             December 27,        December 29,        December 30,
In thousands                        1996                1995                1994
---------------------------------------------------------------------------------
Current:
 Federal                      $ 9,790             $ 7,891             $  3,360
 State                          2,424               1,855                1,809
 Foreign                          757                 506                  234
 .................................................................................
                               12,971              10,252                5,403
 .................................................................................
Deferred:
 Federal                       (1,586)             (2,343)              (2,516)
 State                           (384)               (388)                (511)
 .................................................................................
                               (1,970)             (2,731)              (3,027)
 .................................................................................
Tax benefit-exercise
 of employee
 stock options                     37                  --                   42
 .................................................................................
                              $11,038             $ 7,521             $  2,418
---------------------------------------------------------------------------------

          The provision for income taxes for the years ended December 27, 1996, December 29, 1995, and December 30, 1994, differed from the amount computed by applying the statutory federal income tax rate of 35% in each year to income
(loss) before income taxes.  The reasons for these differences are as follows:

                                  December 27,   December 29,   December 30,
In thousands                             1996           1995           1994
-----------------------------------------------------------------------------
U.S. Federal income
   tax (benefit) at
   statutory rate                  $ 8,220        $6,307         $(2,738)
State income taxes,
net of Federal benefit               1,372           954             849
 .............................................................................
                                     9,592         7,261          (1,889)
Changes resulting from:
Targeted jobs tax credit                --          (986)         (1,448)
Purchase price adjustment             (769)           --              --
Amortization of
   intangible assets                   911           789           1,695
Undistributed earnings
   of foreign subsidiaries             268           211            (690)
Write-down of foreign
   intangible assets                    --            --           3,896
Tax-exempt interest
   income                             (123)          (92)           (225)
Non-taxable dividend
   income                             (168)           --              --
Other, net                            (313)            5             380
Change in valuation
   allowance                         1,640           333             699
 .............................................................................
                                   $11,038        $7,521         $ 2,418
-----------------------------------------------------------------------------

          The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

                                  December 27,   December 29,
In thousands                             1996           1995
-------------------------------------------------------------
Deferred tax assets:
Allowance for
   doubtful receivables            $   727        $   750
Self-insurance reserves             18,430         19,762
Retirement plans                     5,644          6,662
Provision against investment         1,592          1,596
Vacation pay                         2,911          2,606
Benefit from acquired
   net operating loss                  717            828
Amortization of intangibles          3,524          2,055
Foreign loss carryover               7,489          5,849
Other                                  771            129
 .............................................................
Total deferred tax assets          $41,805        $40,237
-------------------------------------------------------------
Deferred tax liabilities:
State taxes                        $ 1,895        $ 1,873
Prepaid insurance                      587            704
Contribution to VEBA                   336            302
Other                                  910          1,061
 .............................................................
Total deferred tax liabilities     $ 3,728        $ 3,940
 .............................................................
Deferred tax assets
   valuation allowance              (7,489)        (5,849)
 .............................................................
Net deferred tax assets            $30,588        $30,448
-------------------------------------------------------------

N O T E  8
Other Special Charges

          In 1994, the Company recorded a pre-tax charge of $2.9 million, consisting primarily of severance, recruiting and relocation charges.


N O T E  9
Other Income

          In 1996, the Company entered into an agreement with the previous owner related to the acquisition of Pinkerton's, Inc. by California Plant Protection, Inc. in 1988. As a result of this agreement, the Company received a cash payment of $5.2 million. Of this amount, $3.2 million represents a reimbursement of income and other taxes paid on behalf of the previous owner, which was recorded in the consolidated balance sheet; the remaining amount of $2.0 million was recorded as other income, since it represents an adjustment to the original cost of acquisition.


N O T E  10
Retirement Plans

          The Company maintains the Supplemental Retirement Income Plan (SRIP) for certain executives and key employees. The plan has two benefit levels: (i) a benefit at age 62 of 2.0% of final five-year average compensation for each full year of participation, up to a maximum of 40.0%; or (ii) a benefit at age 62 of 3.5% of final five-year average compensation for each full year of participation, up to a maximum of 52.5%. Vesting of benefits under the SRIP normally occurs when a participant has five years of SRIP participation.

          The SRIP has no plan assets. The Company has purchased life insurance policies on the lives of certain individual executives as an investment that it may use to provide pre-retirement death benefits and retirement benefits. The cash surrender value of these policies aggregated $9.3 million and $7.1 million as of December 27, 1996, and December 29, 1995, respectively, and is included in other assets on the Company's consolidated balance sheets.

          In connection with the acquisition of Pinkerton, the Company assumed liability for the Discretionary Unfunded Deferred Compensation Plan for Key Employees (DUDCPKE), a plan covering a group of former Pinkerton executives. Participants are entitled to receive monthly payments of deferred compensation for life upon reaching age 60, in amounts ranging from 20.0% to 40.0% of the average three highest annual compensation amounts, depending on years of service. In connection with the operation of a large security contract at the Company's Canadian subsidiary, the Company operates a Canadian Pension Plan for the related security guards.

          The following table sets forth the status of the Company's retirement plans and amounts recognized in the Company's consolidated balance sheets as of December 27, 1996, and December 29, 1995:

                                                 December 27,   December 29,
In thousands                                       1996          1995
-----------------------------------------------------------------------------

Actuarial present value
   of benefit obligations:
          Accumulated benefit obligation          $19,684        $21,907
 .............................................................................
          Projected benefit obligation            $24,086        $22,249
 .............................................................................
          Plan assets                               1,468            910
          Projected benefit obligation
             in excess of plan assets              22,618         21,339
          Unrecognized net loss                    (5,795)        (6,208)
          Prior service cost not yet
             recognized in net retirement
             plan cost                             (4,763)        (6,046)
 .............................................................................
Accrued periodic retirement plan
   cost before minimum liability                   12,060          9,085
Additional minimum liability                        6,397         11,912
 .............................................................................
Liability included in accrued
   retirement benefits and
   other non-current liabilities                  $18,457        $20,997
-----------------------------------------------------------------------------

          Net retirement plan cost for 1996, 1995 and 1994 included the following components :

                             December 27,   December 29,   December 30,
In thousands                        1996           1995           1994
-----------------------------------------------------------------------
Service costs benefits
 earned during
 the period                   $1,992         $1,349         $1,384
Interest cost on
 projected benefit
 obligation                    1,440          1,531            900
Amortization of
 net loss                        274            137            411
Amortization of
 past service cost               313            313            322
 .......................................................................
Net periodic retirement
 plan cost                    $4,019         $3,330         $3,017
-----------------------------------------------------------------------

          Assumptions used in accounting for the retirement plans as of 1996, 1995 and 1994 were:

                             December 27,        December 29,        December 30,
                                    1996                1995                1994
---------------------------------------------------------------------------------
Discount rates                7.0%                7.0%                8.5%
Rates of increase
 in compensation
 levels                       4.0% to 5.0%        4.0% to 5.0%        4.0%
---------------------------------------------------------------------------------

          The Company has no significant post-retirement obligations other than the SRIP, DUDCPKE and the Canadian Pension Plan.


N O T E  11
Employee Stock Purchase Plan

          The Company has a stock purchase plan for eligible employees, under which Company stock can be purchased at market value through payroll deductions.


N O T E  12
Stock Option Plans

1990 Stock Option Plan

          In February 1990, the Company adopted the 1990 Stock Option Plan (the "1990 Plan"), which provides for the granting of either incentive stock options or non-statutory stock options to key employees and directors of the Company to purchase up to an aggregate 270,000 shares of common stock, subject to adjustment for stock splits, stock dividends or similar capital adjustments. In April 1993, the 1990 Plan was amended to increase the number of shares of common stock reserved for issuance upon the exercise of options granted under the plan from 270,000 to 1,220,000.

          In February 1995, in connection with the adoption of the 1995 Pinkerton Performance and Equity Incentive Plan, the 1990 Plan was frozen such that no further grants would be made under the plan. At that time, under the 1990 Plan, options with respect to 783,550 shares were outstanding, options with respect to 32,000 shares had been exercised, and there remained 404,450 shares available under the plan with respect to which future option grants could have been made. At December 27, 1996, options with respect to 620,112 shares were outstanding, expiring through December 30, 2004, of which options with respect to 295,728 shares were exercisable.

1995 Pinkerton Performance and Equity Incentive Plan

          In February 1995, the Company adopted the 1995 Pinkerton Performance and Equity Incentive Plan (the "1995 Plan"), which provides for the granting of stock options, stock appreciation rights, restricted stock awards and performance awards to employees and stock options or certain common stock awards to non-employee directors of the Company. In April 1996, the plan was amended to increase the maximum number of shares of common stock with respect to which awards may be granted to 754,450, subject to adjustment for stock dividends, stock splits, recapitalizations or similar capital changes.

          At December 27, 1996, options with respect to 251,900 shares were outstanding, expiring through July 23, 2006, of which options with respect to 21,000 shares were exercisable.

          The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which consists of four independent directors. The committee is authorized to determine the participants in the 1995 Plan and the time of, type of and number of shares underlying awards under such plan.

          A summary of the status of the Company's stock option plans as of December 27, 1996, December 29, 1995, and December 30, 1994, and changes during the years ended on those dates is presented below:

                                  Number of           Weighted Average
                                    Shares             Exercise Price
-----------------------------------------------------------------------
Outstanding at
 December 31, 1993                 262,937             $ 19.40
Granted                            614,750               17.80
Exercised                          (29,424)              13.75
Canceled                           (66,404)              20.57
 .......................................................................
Outstanding at
 December 30, 1994                 781,859               18.25
Granted                             33,200               17.24
Exercised                          (62,759)              14.15
Canceled                           (55,400)              21.21
 .......................................................................
Outstanding at
 December 29, 1995                 696,900               18.34
Granted                            241,000               19.12
Exercised                          (16,801)              16.60
Canceled                           (49,087)              21.63
 .......................................................................
Outstanding at
 December 27, 1996                 872,012             $ 18.40
-----------------------------------------------------------------------
Options exercisable:
 December 30, 1994                 207,109
 December 29, 1995                 202,005
 December 27, 1996                 316,728

          The following table summarizes information about stock options outstanding at December 27, 1996:

O P T I O N S   O U T S T A N D I N G
--------------------------------------------------------------------------------
                             Number of Shares       Weighted         Weighted
                             Outstanding at          Average         Average
Range of                      December 27,          Remaining        Exercise
Exercise Prices                 1996             Contractual Life      Price
--------------------------------------------------------------------------------
$14.75 - 19.00                  632,850                 8.0           $17.29
$19.50 - 27.13                  239,162                 7.4           $21.36
--------------------------------------------------------------------------------

O P T I O N S   E X E R C I S A B L E
-----------------------------------------------------------------
                             Number of Shares         Weighted
                              Exercisable at           Average
Range of                        December 27,          Exercise
Exercise Prices                        1996              Price
-----------------------------------------------------------------
$14.75 - 19.00                  224,850                 $16.64
$19.50 - 27.13                   91,878                 $22.95
-----------------------------------------------------------------

       Had compensation cost for the Company's stock plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per common share would have been reduced by approximately $0.6 million, or $0.07 per share for the year ended December 27, 1996, and approximately $0.2 million, or $0.02 per share for the year ended December 29, 1995. The weighted average fair value of the options granted during the year ended December 27, 1996, and December 29, 1995, was estimated as $12.14 per share and $11.33 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                             December 27,        December 29,
                                    1996                1995
-------------------------------------------------------------
Dividend yield                     --                  --
 .............................................................
Volatility                        .37                 .37
 .............................................................
Risk-free interest rate           6.0%                7.0%
 .............................................................
Expected life                 7 years             7 years
-------------------------------------------------------------

N O T E  13
Capital Stock

          Capital stock at December 27, 1996, and December 29, 1995, consists of the following:

                                             Number of Shares
                                       ---------------------------
                                       December 27,   December 29,
                                              1996           1995
------------------------------------------------------------------
8% cumulative preferred
       stock, $100 par value:

       Class A:

         Authorized                           1,000          1,000

         Issued and outstanding                  --             --

       Class B:

         Authorized                          47,000         47,000

         Issued and outstanding                  --            153
11% cumulative preferred
       stock, $100 par value:

       Class C:

         Authorized                          20,000         20,000

         Issued and outstanding                  --              1

Designated preferred
       stock, $.001 par value:

         Authorized                       5,000,000      5,000,000

         Issued and outstanding                  --             --
Common stock,
       $.001 par value:

         Authorized                     100,000,000    100,000,000
         Issued and outstanding           8,361,679      8,344,969
------------------------------------------------------------------


N O T E  14
Commitments and Contingencies

          The Company has commitments under operating leases, primarily for building and office space, expiring at various dates through December 2003. Certain of the leases provide for additional rent based on increases in the consumer price index or upon stated future rent revisions, payment of insurance, property taxes and for certain other costs of occupancy. Most leases contain renewal options. Rental expense for the years ended December 27, 1996, December 29, 1995, and December 30, 1994, was approximately $9,403,000, $7,747,000 and
$7,679,000, respectively. The following is a schedule of future minimum annual rental payments required under the Company's operating leases as of December 27, 1996:

In thousands
-------------------------------------------------
1997                                    $ 8,643
1998                                      7,580
1999                                      6,104
2000                                      4,908
2001                                      3,623
2002 and thereafter                       9,985
 .................................................
                                        $40,843
-------------------------------------------------

          In addition to the above, the Company has agreements with leasing companies to lease automobiles over periods of 24 to 60 months, which are primarily used in the conduct of the Company's security operations. At December 27, 1996, the Company had 1,594 vehicles leased under these operating lease agreements. The maximum aggregate future rental commitment on the vehicles currently leased is $7,071,000.

          The nature of the Company's business subjects it to a significant volume of ordinary, routine claims and lawsuits incidental to such business.
The Company maintains self-insurance programs and insurance coverage that it believes are appropriate for its liability risks. Nonetheless, many claims or lawsuits brought against the Company allege substantial damages that, if awarded and ultimately paid by the Company (rather than insurers or indemnitors), could have a material adverse effect on the results of operations or financial condition of the Company.

          On November 21, 1996, a jury awarded a judgment against the Company of $10.0 million for damages related to injuries suffered by a person on property on which the Company provided security services. The Company intends to appeal the verdict and expects that ultimately the judgment will be overturned due to a variety of legal defenses. Based on the advice of legal counsel, management believes that the Company will prevail in its appeal of the case. In addition, the same court found that the property management company must indemnify the Company for the liability and expenses of this case. No amount related to the judgment has been recorded in the Company's consolidated financial statements at December 27, 1996.

          In the opinion of management, based on currently known facts and the advice of legal counsel, there is no single claim or lawsuit, or group of claims or lawsuits based on the same facts, pending against the Company the disposition of which will have a material adverse effect on the results of operations or financial condition of the Company.

          During 1994, the Company reached litigation settlements relating to the procurement of uniforms and services provided. As a result of these settlements, the Company recorded a net pre-tax gain of $2.4 million.


N O T E  15
International Operations

          The Company has international operations located in Europe, Canada, Mexico and Asia. Summarized information relating to the international subsidiaries is as follows:

                             December 27,   December 29,   December 30,
In thousands                        1996           1995           1994
-----------------------------------------------------------------------
For the year:
       Service revenues       $158,873       $136,611       $135,445
       Operating loss         $ (3,417)      $ (3,062)      $(15,410)

At year end:
       Total assets           $ 71,671       $ 41,407       $ 39,600
-----------------------------------------------------------------------

          In 1994, the Company recorded an $11.5 million write-down of goodwill and other intangible assets associated primarily with the Company's business in the United Kingdom.


N O T E  16
Quarterly Financial Information (Unaudited)

          Pinkerton's fiscal year is comprised of the 52-week (or 53-week) period ending on the Friday closest to December 31, within the reporting year. The Company's quarterly reporting periods consist of three four-week periods for the first, second and third quarters, and four four-week periods for the fourth quarter.

In thousands, except               First       Second      Third      Fourth
per share data                    Quarter     Quarter/a/  Quarter    Quarter/b/
-------------------------------------------------------------------------------

Year ended December 27, 1996
        Service revenues          $200,036    $200,918    $207,496   $297,797
        Gross profit                23,186      23,990      27,558     39,636
        Net income                   1,709       3,047       3,031      4,663
        Net income per
        common share/c/           $    .20    $    .36    $    .36   $    .54
        Weighted average
        common shares
        and common
        share equivalents
        outstanding                  8,408       8,563       8,537      8,589
Year ended December 29, 1995
        Service revenues          $198,321    $195,442    $197,942   $271,088
        Gross profit                18,751      19,560      22,235     31,075
        Net income                   1,471       1,563       1,974      5,492
        Net income per
        common sharec             $    .18    $    .19    $    .24   $    .65
        Weighted average
        common shares
        and common
        share equivalents
        outstanding                  8,345       8,303       8,333      8,407
-----------------------------------------------------------------------------

a    The second quarter of 1996 includes $2.0 million of other income.

b The fourth quarter of 1995 includes the impact of tax minimization strategies.

c The sum of the quarterly income per share amounts do not equal the annual amount reported since per share amounts are computed independently for each quarter and for the full year, based on the respective weighted average common shares and common share equivalents outstanding.


N O T E  17
Subsequent Events

          On January 1, 1997, the Company acquired all of the outstanding stock of WKD Security GmbH, a German-based provider of uniformed security officer and cash transit services. The purchase price was approximately $22.6 million, paid in cash. The Company borrowed $11.6 million under its revolving line of credit, with the borrowing being denominated in German Deutsche Marks (DM 18.0 million). The balance of the acquisition price, or $11.0 million, was paid from the Company's general funds. In 1996, WKD Security GmbH had revenue of $23.8 million and net income of $2.5 million. A Form 8-K pertaining to this acquisition was filed with the Securities and Exchange Commission on January 16, 1997, and amended in March 1997.

Independent Auditor's Report


The Board of Directors and Stockholders of Pinkerton's, Inc.:

          We have audited the accompanying consolidated balance sheets of Pinkerton's, Inc. and subsidiaries as of December 27, 1996 and December 29, 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the three years ended December 27, 1996, December 29, 1995 and December 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinkerton's, Inc. and subsidiaries as of December 27, 1996 and December 29, 1995 and the results of their operations, changes in stockholders' equity and cash flows for the years ended December 27, 1996, December 29, 1995 and December 30, 1994 in conformity with generally accepted accounting principles.


                           /s/ KPMG Peat Marwick LLP


Los Angeles, California
February 20, 1997

Stockholder and Corporate Information


S T O C K  M A R K E T  I N F O R M A T I O N

          The Company's common stock is traded on the New York Stock Exchange
(NYSE) under the symbol PKT. From its 1990 initial public offering to June 25, 1996, the Company's common stock was traded on the Nasdaq National Market (Nasdaq) under the symbol PKTN. The following table sets forth the high and low bid quotations for each quarter of 1996 and 1995 as reported on the NYSE and Nasdaq. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                     High     Low
-----------------------------------

1996
Fourth Quarter      $27.00   $22.38
Third Quarter        25.00    21.00
Second Quarter       25.50    19.75
First Quarter        20.50    18.25

1995
Fourth Quarter      $21.50   $17.63
Third Quarter        18.75    15.75
Second Quarter       17.00    14.75
First Quarter        19.75    15.50
-----------------------------------

          The Company historically has not paid cash dividends on its common stock, and its present policy is to retain any earnings for use in its business. The Company does not intend to change such policy in the foreseeable future. Additionally, certain covenants of the Company's Note Purchase Agreement place restrictions on the Company's ability to pay dividends.

          On March 5, 1997, there were 343 stockholders of record of the Company's common stock.

A N N U A L  M E E T I N G

The Annual Meeting of Stockholders will be held at 2:00 p.m. on Thursday, April 24, 1997, at the Westwood Marquis Hotel and Gardens, 930 Hilgard Avenue, Los Angeles, California 90024-3033.

F O R M  10 - K

Upon written request to the Pinkerton Investor Relations Department, the Company will provide, at no cost, a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

P I N K E R T O N 'S,  I N C.
W O R L D   S U P P O R T  C E N T E R


15910 Ventura Boulevard
Suite 900
Encino, CA 91436-2810


T R A N S F E R   A G E N T
A N D   R E G I S T R A R


The Bank of New York
101 Barclay Street
New York, NY 10286
(800) 524-4458


I N D E P E N D E N T  A U D I T O R S


KPMG Peat Marwick LLP
725 S. Figueroa Street
Los Angeles, CA 90017