Form 10-K405, Exhibit 13
period 1997-12-26
PINKERTONS INC
filed 1998-03-26
CIK 78666

                                                                    EXHIBIT 13.1

-----------------------
SELECTED FINANCIAL DATA
-----------------------

In thousands, except per share data

Operating Statement Data

                                         December 26,      December 27,     December 29,      December 30,     December 31,
Year Ended                                       1997              1996             1995              1994             1993/a/
------------------------------------------------------------------------------------------------------------------------------
Service revenues                           $1,001,889        $  906,247       $  862,793        $  849,960       $  772,026
Cost of services                              877,016           791,877          771,172           773,526          688,995
Gross profit                                  124,873           114,370           91,621            76,434           83,031
Operating expenses                             89,039            81,256           61,857            57,983           54,982
Amortization of intangible assets               9,397             9,335            8,873            10,240            8,323
Write-down of intangible assets and
         other special charges                     --                --               --            14,435            3,800
Gain from litigation settlements, net              --                --               --            (2,369)              --
Operating profit (loss)                        26,437            23,779           20,891            (3,855)          15,926
Provision for reserve against investment           --                --               --                --            3,267
Interest expense, net                           2,897             2,253            2,870             3,969            4,238
Other income                                       --            (1,962)              --                --               --
Income (loss) before income taxes              23,540            23,488           18,021            (7,824)           8,421
Provision for income taxes                      8,807            11,038            7,521             2,418            5,220
Net income (loss)                          $   14,733        $   12,450       $   10,500        $  (10,242)      $    3,201
------------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share/b,c/       $     1.17        $      .99       $      .84        $     (.83)      $      .26
Diluted earnings (loss) per share/b,c/     $     1.12        $      .97       $      .84        $     (.82)      $      .26
------------------------------------------------------------------------------------------------------------------------------

Balance Sheet Data
At Year End                                      1997              1996             1995              1994             1993
------------------------------------------------------------------------------------------------------------------------------
Working capital/d/                         $   86,599        $  104,459       $   90,225        $   85,400       $   92,100
Total assets                                  324,196           315,281          290,909           278,090          282,738
Current maturities of long-term debt            8,575             8,575            8,575             8,575            8,575
Long-term debt, less current maturities        25,019            37,313           34,275            42,850           51,425
Total stockholders' equity/e/                 143,629           130,381          113,725           103,422          111,631
Book value per common share/c,f/           $    10.96        $    10.19       $     9.08        $     8.31       $     9.02
------------------------------------------------------------------------------------------------------------------------------

Other Financial Data
Year                                             1997              1996             1995              1994             1993
------------------------------------------------------------------------------------------------------------------------------
Gross profit margin                              12.5%             12.6%            10.6%              9.0%            10.8%
Operating profit (loss) margin                    2.6%              2.6%             2.4%             (0.5)%            2.1%
Current ratio/d/                                 1.84              2.10             2.05              2.06             2.27
Long-term debt-to-equity ratio                    .17               .29              .30               .41              .46
Return on beginning equity                       11.3%             10.9%            10.2%             (9.2)%            2.8%
Return on ending capital/g/                       9.8%              8.5%             8.8%             (4.9)%            3.1%
Operating cash flow/h/                     $   31,277        $   28,858       $   25,876        $   17,913       $   19,504
EBITDA/i/                                  $   42,981        $   42,149       $   36,267        $   24,300       $   28,962
------------------------------------------------------------------------------------------------------------------------------

a The Company's fiscal year 1993 consisted of 53 weeks, whereas all other fiscal years presented consisted of 52 weeks.

b The earnings per share amounts reflect the application of Statement of Financial Accounting Standards No. 128, "Earnings per Share," for all periods presented.

c Effective August 27, 1997, a three-for-two stock split was accomplished by means of a stock dividend whereby one new share was distributed for each two shares held. All per share amounts have been adjusted accordingly.

d Working capital and current ratio include the effect of the acquisition of WKD Security GmbH on January 1, 1997, for $22.4 million in cash. The Company borrowed $11.6 million in December 1996 under its revolving line of credit, and paid the balance of the acquisition price of $10.8 million from its general funds in January 1997.

e No cash dividends were declared during the five years presented.

f Book value per common share has been calculated based upon weighted average common shares and dilutive potential common shares outstanding during each year.

g In 1994, return on ending capital was computed using the statutory tax rate.

h Operating cash flow represents net income (loss) plus amortization and depreciation for all years. Also added back to determine operating cash flow were: provision for reserve against investment in 1993 and write-down of intangible assets in 1994.

i EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. Also added back to determine EBITDA were: provision for reserve against investment in 1993 and write-down of intangible assets in 1994.

  --------------------------------------------------------------------------
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS
  --------------------------------------------------------------------------

Pinkerton's fiscal year comprises the 52-week (or 53-week) period ending on the Friday closest to December 31, within the reporting year.

Results of Operations
  1997 compared to 1996

Service Revenues

The Company's service revenues increased by $95.7 million, or 10.6%, from $906.2 million in 1996 to $1,001.9 million in 1997. This increase reflects $30.5 million of revenues from businesses acquired during 1997, a net increase in all other business of $66.7 million, and revenue reductions arising from currency fluctuations of $1.5 million.

Domestic Service Revenues

Compared with the prior year, the Company's domestic service revenues increased by $64.0 million, or 8.6%, from $747.4 million in 1996 to $811.4 million in 1997. This increase reflects $8.9 million of revenues from businesses acquired during 1997, with revenues from all other domestic sources increasing $55.1 million. Domestic service revenues reflect $119.7 million and $106.7 million of revenue from General Motors in 1997 and 1996, respectively.

International Service Revenues

Service revenues of the Company's international operations increased by $31.7 million, or 20.0%, from $158.8 million in 1996 to $190.5 million in 1997. This increase reflects $21.6 million of revenues from businesses acquired in 1997 and additional business from new and existing clients of $11.6 million, partially offset by reductions arising from currency fluctuations of $1.5 million. As a percentage of total service revenues, international operations were 19.0% in 1997 and 17.5% in 1996.

Cost of Services and Gross Profit

The Company's cost of services increased by $85.1 million, or 10.7%, from $791.9 million in 1996 to $877.0 million in 1997. This increase was primarily due to payroll and related expenses accompanying the increase in service revenues noted above. The Company's gross profit margin decreased from 12.6% in 1996 to 12.5% in 1997, principally as a result of increased overtime costs, the costs of a national infrastructure for the Company's systems integration businesses, and costs incurred in the Company's United Kingdom (U.K.) subsidiary in connection with a reorganization program to reposition the U.K. business for the future, partially offset by higher margins from operations of businesses acquired in 1997.

Operating Expenses

Operating expenses increased by $7.7 million, or 9.5%, from $81.3 million in 1996 to $89.0 million in 1997. Operating expenses were 8.9% of service revenues in 1997 and 9.0% of service revenues in 1996. The slightly lower operating expense percentage reflects the favorable impact of the Company's ability to leverage semi-fixed operating expenses on higher revenues, partially offset by increased expenses incurred at the Company's U.K. subsidiary to reposition the U.K. business for the future.

Amortization

Amortization of intangible assets increased by $0.1 million, or 1.1%, from $9.3 million in 1996 to $9.4 million in 1997, primarily due to acquisitions made in 1997.

Operating Profit

Operating profit was $26.4 million, or 2.6% of service revenues in 1997, as compared with an operating profit of $23.8 million, or 2.6% of service revenues in 1996. Operating profit remained constant as a percentage of revenues. A decrease in the gross profit margin was offset by a decrease in operating expenses as a percentage of revenues.

Interest

Interest income decreased $1.2 million to $1.2 million in 1997 as a result of a decrease in average invested funds, primarily due to $10.8 million paid from the Company's general funds in partial payment of the $22.4 million purchase price of WKD Security GmbH on January 1, 1997, and as a result of lower interest rates in 1997 as compared with 1996.

    Interest expense decreased by $0.5 million, or 10.9%, from $4.6 million in 1996 to $4.1 million in 1997, primarily as a result of a reduced average level of outstanding debt in 1997 as compared with 1996.

Other Income

In 1996, the Company entered into an agreement with the previous owner related to the acquisition of Pinkerton's, Inc. by California Plant Protection, Inc. in 1988. As a result of this agreement, the Company received a cash payment of $5.2 million. Of this amount, $3.2 million represents a reimbursement of income and other taxes paid on behalf of the previous owner, which had been recorded as a receivable in the consolidated balance sheet; the remaining amount of $2.0 million was recorded as other income.

Income Taxes

Income taxes were $8.8 million in 1997, as compared with $11.0 million in 1996. The effective tax rate in 1997 was 37.4%, as compared with 47.0% in 1996. The lower effective tax rate was the result of the tax benefit of a loss related to the U.K. subsidiary.

                                     * * *

1996 compared to 1995

Service Revenues

The Company's service revenues increased by $43.4 million, or 5.0%, from $862.8 million in 1995 to $906.2 million in 1996. This increase reflects $19.8 million of revenues from businesses acquired during 1996, a net increase in all other business of $27.4 million, and revenue reductions arising from currency fluctuations of $3.8 million.

Domestic Service Revenues

Compared with the prior year, the Company's domestic service revenues increased by $21.2 million, or 2.9%, from $726.2 million in 1995 to $747.4 million in 1996. This increase reflects $14.3 million of revenues from businesses acquired during 1996, with revenues from all other domestic sources increasing $6.9 million. Domestic service revenues reflect $106.7 million and $96.4 million of revenue from General Motors in 1996 and 1995, respectively.

International Service Revenues

Service revenues of the Company's international operations increased by $22.2 million, or 16.3%, from $136.6 million in 1995 to $158.8 million in 1996. This increase reflects $5.5 million of revenues from businesses acquired in 1996 and additional business from new and existing clients of $20.5 million, partially offset by reductions arising from currency fluctuations of $3.8 million. As a percentage of total service revenues, international operations were 17.5% in 1996 and 15.8% in 1995.

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

Other Income

In 1996, the Company entered into an agreement with the previous owner related to the acquisition of Pinkerton's, Inc. by California Plant Protection, Inc. in 1988. As a result of this agreement, the Company received a cash payment of $5.2 million. Of this amount, $3.2 million represents a reimbursement of income and other taxes paid on behalf of the previous owner, which had been recorded as a receivable in the consolidated balance sheet; the remaining amount of $2.0 million was recorded as other income.

Income Taxes

Income taxes were $11.0 million in 1996, as compared with $7.5 million in 1995. The effective tax rate in 1996 was 47.0%, as compared with 41.7% in 1995. In 1995, the Company's effective tax rate was caused by tax minimization strategies and benefits from targeted jobs tax credits that expired in 1995.


                                     * * *

Financial Conditions

Capital Resources

At December 26, 1997, the Company had $24.2 million in cash, a decrease of $9.5 million from December 27, 1996, and a zero balance in marketable securities, an $8.5 million decrease from December 27, 1996. Net cash provided by operating activities of $20.5 million was reduced by $19.6 million of net cash payments relating to investing activities and $10.4 million of net cash payments relating to financing activities. The Company's principal investing activities during 1997 were acquisitions ($22.0 million), the purchase of computer and other equipment ($6.1 million), and net sales of marketable securities ($8.5 million). The Company's principal financing activities during 1997 were an annual principal installment of $8.6 million, reducing the Company's Senior Note debt; $2.2 million of payments on the revolving line of credit; and $0.4 million of cash receipts related to the exercise of stock options.

    The Company has an acquisitions program intended to implement its strategy to become a world-class, global security solutions provider. The Company also has an ongoing program to replace capital equipment and upgrade systems as required. Both of these activities will continue during 1998. In addition, an annual principal installment of $8.6 million on the Company's Senior Note debt is due each June.

    One of Pinkerton's significant capital resources is the Pinkerton name, to which a value of approximately $54.8 million was assigned upon the acquisition of Pinkerton's Inc. by California Plant Protection, Inc. in January 1988. The Company believes that the carrying value of the name is supported by its market value. Management expects that the Company will be able to further capitalize on the Pinkerton name in the security and security-related service and product business.

Liquidity

Pinkerton's cash needs during the first six months of each year are greater because of the impact of higher payroll taxes. In addition, the Company is required to make annual principal payments of approximately $8.6 million (in the month of June) through the year 2000 in repayment of its Senior Notes. Semi-annual interest payments of approximately $1.3 million and $0.9 million related to the Senior Notes are due in June and December 1998, respectively.

    The Company has an unsecured revolving credit facility with a group of banks. On June 27, 1997, the facility was amended to increase the available borrowings from up to $70.0 million to up to $100.0 million, of which $50.0 million may be letters of credit. No cash borrowings were made in 1997. At December 26, 1997, there were DM 14.0 million ($7.9 million) of cash borrowings outstanding under the revolving line of credit. Also at December 26, 1997, $31.7 million in letters of credit had been issued by the Company to secure obligations under the Company's self-insurance programs. Such programs cover workers' compensation, general liability, fidelity, health, dental and automobile risks up to certain limits. Payments under these programs are not entirely predictable.

    The Company believes existing liquid resources, cash generated from operations, and funds available under the revolving credit facility are sufficient for all planned operating and capital requirements. The Company also has access to capital markets, if necessary, to raise funds for working capital, capital spending and other investments for business growth.



Outlook: Issues and Risks

Certain statements contained in this report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve estimates, assumptions and uncertainties, and accordingly, actual results could differ materially from those expressed in the forward-looking statements. Such uncertainties include, among others, the factors set forth below and the factors set forth in Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1997.

Billing Rates and Competition

Future billing rates the Company will be able to charge for its services may vary from historical levels, depending on market factors.

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

Year 2000 Issues

In April 1996, the Company began converting its domestic U.S. security computer information systems to a new client-server enterprise system that is year 2000 compliant. A similar but smaller scale conversion commenced in November 1997 for the Company's domestic systems integration businesses. Both conversions are expected to be completed before the year 2000. As part of an enterprise-wide program implemented by management in June 1997, the Company has identified some applications that are not year 2000 compliant. The majority of these applications will be replaced by enterprise systems the Company has identified and will be implementing prior to the year 2000.

    The costs of the replacement systems have been, or will be, recorded as an asset and amortized. A significant portion of the costs associated with making applications not covered by new systems year 2000 compliant is not likely to be an incremental cost to the Company, but rather will represent the redeployment of existing information technology resources. Accordingly, the Company does not expect the amounts required to be expensed over the next two years to have a material effect on its financial position or results of operations.

Currency Exchange

The Company makes acquisitions and operates in various countries, and transacts such business in international currencies, subjecting the Company to currency rate fluctuations. Other than natural hedges created by foreign currency borrowings, the Company does not invest in foreign currency hedging or other derivative investments.

European Currency

The creation of a new European common market currency (the Euro) may require that the Company transact in two different currencies with the same customer and within the same country. This requirement cannot currently be met by the Company's computer information systems. The Company is evaluating enterprise systems that will allow it to meet this requirement.

Accounting Standards

Accounting standards promulgated by the Financial Accounting Standards Board change periodically. Changes in such standards may have an impact on the Company's future reported earnings.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 is effective for financial statements issued for periods beginning after December 15, 1997. The application of SFAS No. 130 will require the inclusion of the Company's foreign currency translation and minimum retirement plans liability adjustments in comprehensive income.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in annual financial reports issued to shareholders. SFAS No. 131 is effective for annual financial statements issued for periods beginning after December 15, 1997. The application of SFAS No. 131 is not expected to have a material effect on the Company's consolidated financial statements.

Retirement Plan Liabilities and Interest Rates

The Company maintains two unfunded retirement plans and one funded retirement plan, the liabilities of which are significantly affected by changes in long-term interest rates. Changes in long-term interest rates could have an impact on the Company's future reported earnings and financial position.

Termination of Contracts

A majority of the Company's revenue is derived from security guard contracts, which are typically for one-year terms but generally provide for earlier termination by either party in certain circumstances. A net increase in terminations could have an adverse impact on the Company's future reported earnings; however, the Company has historically experienced a low rate of cancellations.

Ability to Sustain Growth Through Acqusition

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

---------------------------
CONSOLIDATED BALANCE SHEETS
---------------------------

                                                December 26,  December 27,
In thousands                                            1997          1996
--------------------------------------------------------------------------
Assets

Current assets:
  Cash and cash equivalents                        $  24,243    $  33,761

  Investment in marketable securities                     --        8,460

  Accounts receivable (includes unbilled amounts
    of $32,397 in 1997 and $30,196 in 1996)          149,668      137,055

  Less allowance for doubtful receivables              2,948        2,572

                                                     146,720      134,483

  Inventory                                            4,190        3,799

  Prepaid expenses and taxes                           8,111       11,566

  Deferred income taxes                                6,129        7,121

    Total current assets                             189,393      199,190

Equipment and leasehold improvements,
  net of accumulated depreciation and amortization
  of $29,685 in 1997 and $26,818 in 1996              16,745       14,977

Other assets:

  Intangible assets, net                              68,210       57,311

  Deferred income taxes                               24,924       23,467

  Other                                               24,924       20,336

                                                     118,058      101,114

                                                   $ 324,196    $ 315,281
-------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                 $  14,021    $   9,790

  Accrued liabilities                                 80,198       76,366

  Current maturities of long-term debt                 8,575        8,575

    Total current liabilities                        102,794       94,731

Accrued retirement benefits and other
  non-current liabilities                             52,754       52,856

Long-term debt, less current maturities               25,019       37,313

Commitments and contingencies

Stockholders' equity:
  Common stock                                            12            8

  Additional paid-in capital                          75,329       74,887

  Other adjustments                                   (7,368)      (5,441)

  Retained earnings                                   75,656       60,927

                                                     143,629      130,381

                                                   $ 324,196    $ 315,281
-------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

-------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------


                                        December 26,        December 27,        December 29,
In thousands, except per share data             1997                1996                1995
--------------------------------------------------------------------------------------------
Service revenues                         $ 1,001,889         $   906,247         $   862,793

Cost of services                             877,016             791,877             771,172

Gross profit                                 124,873             114,370              91,621

Operating expenses                            89,039              81,256              61,857

Amortization of intangible assets              9,397               9,335               8,873

Operating profit                              26,437              23,779              20,891

Other (income) deductions:

   Interest Income                            (1,186)             (2,393)             (2,713)
   Interest Expense                            4,083               4,646               5,583
   Other                                          --              (1,962)                 --
                                               2,897                 291               2,870
Income before income taxes                    23,540              23,488              18,021
Provision for income taxes                     8,807              11,038               7,521
Net income                               $    14,733         $    12,450         $    10,500
--------------------------------------------------------------------------------------------
Basic earnings per share                 $      1.17         $       .99         $       .84
Diluted earnings per share               $      1.12         $       .97         $       .84
--------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


----------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------

                                                                         Additional                                      Total
                                                 Preferred       Common     Paid-In        Other     Retained    Stockholders'
In thousands                                         Stock        Stock     Capital  Adjustments     Earnings           Equity
------------------------------------------------------------------------------------------------------------------------------
Balance at December 30, 1994                     $      16    $       8   $  73,745    $  (8,325)   $  37,978        $ 103,422

Dividends on preferred stock                            --           --          --           --           (1)              (1)

Redemption of preferred stock                           (1)          --          --           --           --               (1)

Cancellation of restricted common stock                 --           --        (233)          --           --             (233)

Exercise of stock options                               --           --         951           --           --              951

Minimum retirement plans liability adjustment           --           --          --         (640)          --             (640)

Foreign currency translation adjustment                 --           --          --         (273)          --             (273)

Net income                                              --           --          --           --       10,500           10,500

Balance at December 29, 1995                            15            8      74,463       (9,238)      48,477          113,725

Redemption of preferred stock                          (15)          --          --           --           --              (15)

Cancellation of restricted common stock                 --           --          (2)          --           --               (2)

Exercise of stock options                               --           --         426           --           --              426

Minimum retirement plans liability adjustment           --           --          --        2,693           --            2,693

Foreign currency translation adjustment                 --           --          --        1,104           --            1,104

Net income                                              --           --          --           --       12,450           12,450

Balance at December 27, 1996                            --            8      74,887       (5,441)      60,927          130,381

Common stock split                                      --            4          --           --           (4)              --

Exercise of stock options                               --           --         442           --           --              442

Minimum retirement plans liability adjustment           --           --          --          (24)          --              (24)

Foreign currency translation adjustment                 --           --          --       (1,903)          --           (1,903)

Net income                                              --           --          --           --       14,733           14,733

Balance at December 26, 1997                     $      --    $      12   $  75,329    $  (7,368)   $  75,656        $ 143,629
------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

-------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------


                                                                      December 26,           December 27,          December 29,
In thousands                                                                  1997                   1996                  1995
-------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net income                                                               $ 14,733               $ 12,450            $ 10,500

Adjustments to reconcile net income to net cash provided by operating activities:

      Amortization of intangible assets                                     9,397                  9,335               8,873

      Depreciation and other amortization                                   7,147                  7,073               6,503

      Provision for losses on doubtful receivables                            885                  1,635               1,719

      Deferred income taxes                                                  (449)                (2,079)             (2,731)

Changes in assets, liabilities and stockholders' equity:

      Accounts receivable                                                  (6,489)               (18,103)             (2,501)

      Inventory                                                               682                   (430)                437

      Prepaid expenses and taxes                                            3,766                  2,342                (799)

      Other assets                                                         (5,602)                (5,525)             (3,276)

      Accounts payable                                                      2,117                  1,196                  88

      Accrued and other non-current liabilities                            (5,089)                 3,593               4,032

      Foreign currency revaluation of net assets                             (532)                   920                (867)

Net cash provided by operating activities                                  20,566                 12,407              21,978


INVESTING ACTIVITIES:

Purchase of marketable securities                                         (16,081)               (21,545)            (52,673)

Sales/redemptions of marketable securities                                 24,541                 32,481              43,858

Purchase of equipment and leasehold improvements                           (6,086)                (5,827)             (5,336)

Payments for net assets of acquired businesses,
      net of cash acquired                                                (22,018)                (7,272)             (7,515)

Net cash used in investing activities                                     (19,644)                (2,163)            (21,666)


FINANCING ACTIVITIES:

Proceeds from long-term debt                                                   --                 11,613                  --

Principal repayment of long-term debt                                     (10,858)                (8,575)             (8,575)

Exercise Of stock options                                                     418                    279                 735

Redemption of preferred stock                                                  --                    (15)                 (1)

Net cash (used in) provided by financing activities                       (10,440)                 3,302              (7,841)

Net (decrease) increase in cash and cash equivalents                       (9,518)                13,546              (7,529)

Cash and cash equivalents at beginning of year                             33,761                 20,215              27,744

Cash and cash equivalents at end of year                                 $ 24,243               $ 33,761            $ 20,215
----------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:

Cash paid during the year for:

      Interest                                                           $  3,820               $  4,449            $  5,448
      Income taxes                                                       $  6,258               $ 13,191            $ 10,215
----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                  ------------------------------------------
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

Note 1

Corporate Organization

      The Company's operations consist mainly of providing security officer, systems integration and investigation services to industrial, commercial, financial and other similar business clients. Substantially all business activity is with customers located throughout the United States, Canada, Europe, Asia, Mexico and South America, and is not concentrated in any particular geographical region therein or by any type of economic activity.

Note 2

Summary of Significant Accounting Policies

Accounting Cycle

      Pinkerton's fiscal year comprises the 52-week (or 53-week) period ending on the Friday closest to December 31, within the reporting year. The Company's quarterly reporting periods consist of three four-week periods for the first, second and third quarters, and four four-week periods for the fourth quarter.

Principles of Consolidation

      The consolidated financial statements include the accounts of Pinkerton's, Inc. "the Company" and its subsidiaries, which are primarily wholly owned. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition

      Service revenues are recognized as services are provided, including amounts for unbilled, rendered services. The Company's systems integration businesses recognize revenue based on the percentage-of-completion method.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These affect the reported amounts of assets or liabilities, and the amount of contingent assets or liabilities disclosed in the consolidated financial statements. Actual results could differ from the estimates made.

Equipment and Leasehold Improvements

      Equipment and leasehold improvements are recorded at cost. Equipment is depreciated over the estimated useful life of the related assets. The estimated useful life of equipment is three to 10 years. Leasehold improvements are amortized over the period of the related lease or the estimated life of the improvement, whichever is shorter. Accelerated methods of depreciation are used for income tax purposes, and the straight-line method is utilized for substantially all assets for financial reporting purposes. When equipment and leasehold improvements are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations.

Intangible Assets

      Intangible assets include goodwill, which represents the excess of the purchase price of acquired businesses over fair values of related net tangible assets, and identifiable intangible assets such as non-compete agreements, contract rights and copyrights. Goodwill and other intangibles are amortized on a straight-line basis over periods of 10 to 25 years, and three to 10 years, respectively.

           The Company assesses the recoverability of goodwill and other intangible assets by determining whether the amortization of those balances can be recovered through projected (undiscounted) future cash flows. The amount of impairment, if any, is measured based on projected discounted future cash flows using a discount rate reflecting the Company's average cost of capital.

Self-insurance Reserves

      The Company maintains various self-insurance programs for workers' compensation, general liability, fidelity, health, dental and automobile liability risks in the United States. These programs are administrated by the Company, insurance companies and other third parties. The Company is self-insured up to specified per-occurrence limits and maintains insurance coverage for losses in excess of specified amounts and for certain international activities not covered by the Company's self-insurance programs. Estimated costs under these programs, including incurred but not reported claims, are recorded as expenses primarily based upon actuarially determined historical experience and trends of paid and incurred claims.

Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

           Income taxes have not been provided on the undistributed earnings of certain foreign subsidiaries, as such earnings will continue to be invested in those subsidiaries for an indefinite period.

Foreign Currency Translations

      The Company translates revenues and expenses of its foreign subsidiaries using the average exchange rates prevailing during the year. The assets and liabilities of such subsidiaries are translated at the rate of exchange in effect at year end, and translation adjustments are recorded as a component of stockholders' equity in the consolidated balance sheets. At December 26, 1997, and December 27, 1996, the cumulative multi-year effect of translation adjustments was a decrease to stockholders' equity of $5.7 million and $3.8 million, respectively.

Earnings Per Share

      In 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share. Where appropriate, all earnings per share amounts for all periods have been restated to conform to the SFAS No. 128 requirements.

Fair Value of Financial Instruments

      The carrying amount of the Company's financial instruments, which principally include cash, marketable securities, accounts receivable, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of such instruments. The fair value of the Company's Senior Notes is estimated to be $26.9 million at December 26, 1997, based on market interest rates for comparable loans.

Credit Concentrations

      Sales to a single customer aggregated $134.5 million in 1997, $121.6 million in 1996 and $109.5 million in 1995. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its bad debts.

Stock-Based Compensation

      Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Marketable Secutites

      The Company adopted Statement of Financial Accounting Standards, SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994. SFAS No. 115 requires investments to be classified in one of three categories: held-to-maturity securities, available-for-sale securities, and trading securities. The Company classifies its investments, comprised principally of highly liquid debt instruments with maturities greater than 90 days, as available-for-sale securities. Available-for-sale securities are reported at fair value.

Statement of Cash Flows

      The Company considers cash equivalents to be all highly liquid investments with original maturities of 90 days or less.

Stock Split

      Effective August 27, 1997, the Company split its outstanding shares of common stock on a three-for-two basis. The split was accomplished by means of a stock dividend whereby each holder of common stock received one new share for each two shares held. All share and per share data included in the Company's consolidated financial statements have been restated to reflect the stock split.

Reclassifications

      Certain reclassifications have been made to the prior year balances to conform to the 1997 presentation.

Note 3

Earnings per Share

      The following table sets forth the computation of basic and diluted earnings per share:

In thousands, except                December 26,   December 27,   December 29,
per share data                              1997           1996           1995
--------------------------------------------------------------------------------

Numerator:
   Net income                         $   14,733     $   12,450     $   10,500

Denominator:

   Denominator for basic
   earnings per share -
   weighted average common
   shares outstanding                     12,559         12,529         12,468

Effect of dilutive securities:
   Employee stock options                    544            267             59

Denominator for diluted
earnings per share - weighted
average common shares and
dilutive potential common
shares outstanding                        13,103         12,796         12,527
--------------------------------------------------------------------------------
Basic earnings per share              $     1.17     $      .99     $      .84

Diluted earnings per share            $     1.12     $      .97     $      .84
--------------------------------------------------------------------------------


      For the years ended December 26, 1997, December 27, 1996, and December 29, 1995, employee stock options relating to 416,000, 89,000 and 449,000 shares, respectively, were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

Note 4

Acquisitions

      The Company is pursuing its strategic plan to provide a broader array of products and services to its client base, including security systems integration services and products. In pursuit of these plans, the Company has acquired eight regional security systems integration companies over the past three years: two in 1995, four in 1996 and two in 1997. In January 1997, the Company also acquired all of the outstanding stock of WKD Security GmbH, a German-based provider of uniformed security officer and cash transit services. The purchase price was $22.4 million, paid in cash. The Company borrowed $11.6 million under its revolving line of credit, with the borrowing denominated in German Deutsche Marks (DM 18.0 million). The balance of the acquisition price, or $10.8 million, was paid from the Company's general funds. In June 1997, the Company purchased 50 percent ownership in Steel, S.A., a uniformed security officer provider based in Chile. This investment is accounted for under the equity method. In 1996, the Company acquired the security operations of Select Security, Inc. in Canada.

           Pro-forma financial information with respect to the 1996 and 1997 acquisitions (except for WKD) is not included as it is not significant to the consolidated financial statements. Had Pinkerton's purchased WKD in 1996, service revenues, net income and diluted earnings per share on the Company's consolidated statement of operations for the year ended December 27, 1996, would have been $930.0 million, $14.3 million and $1.11, respectively. Operations for the year ended December 26, 1997, include a full year of WKD results.

Note 5

Intangible Assets

      Intangible assets in the accompanying consolidated balance sheets consist of the following:


                                             December 26,       December 27,
In thousands                                         1997               1996
-----------------------------------------------------------------------------

Goodwill                                       $   86,447         $   76,150

Less accumulated amortization                     (35,335)           (31,573)

                                                   51,112             44,577

Other intangibles                                  48,837             40,954

Less accumulated amortization                     (31,739)           (28,220)

                                                   17,098             12,734

                                               $   68,210         $   57,311
-----------------------------------------------------------------------------

NOTE 6

Long-Term Debt

      On June 14, 1990, the Company issued $60.0 million of unsecured Senior Notes to major insurance companies. Under the terms of the Note Purchase Agreement, which has a term of 10 years, interest is fixed at a rate of 10.35% per annum, payable semi-annually on June 15 and December 15 of each year. Six annual principal payments of $8.6 million are required under the agreement beginning in June 1994, with an additional seventh payment of $8.6 million required at maturity. The balance at December 26, 1997, was $25.7 million including $8.6 million of current maturities.

           The Company has an unsecured revolving credit facility with a group of banks. On June 27, 1997, the facility was amended to increase the available borrowings from up to $70.0 million to up to $100.0 million, of which $50.0 million may be letters of credit (used primarily to support obligations under the Company's self-insurance programs). Under the agreement, the Company is required to pay a fee on outstanding letters of credit of 0.5% per annum, payable quarterly, and interest on cash borrowings computed at the prime rate of the agent bank, payable monthly. A commitment fee of .175% per annum, payable monthly, is also required on any unused portions of the facility. At December 26, 1997, $31.7 million in letters of credit were outstanding and there were DM 14.0 million ($7.9 million) of cash borrowings outstanding under the revolving line of credit, included in long-term debt in the accompanying balance sheet, which were used to acquire WKD on January 1, 1997.

           Under the terms of the Note Purchase Agreement and Revolving Credit Agreement, the Company is required to maintain certain financial ratios and meet certain net worth and working capital requirements. As of December 26, 1997, the Company was in compliance with its covenants. In addition, the agreements limit the Company's ability to pay dividends, dispose of assets, make capital expenditures and acquisitions, and incur additional indebtedness, as well as other limitations .

           The Company had no foreign or domestic derivatives, interest rate swaps or other hedge products as of

      December 26, 1997.

Note 7

Accrued and Other Non-current Liabilities

      Accrued liabilities consist of the following:

                                       December 26,        December 27,
In thousands                                   1997                1996
-----------------------------------------------------------------------

Self-insurance reserves,
current                                  $   10,107          $   12,802

Salaries and wages                           26,258              25,053

Payroll taxes and
   withholdings                               7,740               6,777

Estimated liability for
   vacation benefits                          9,611               8,376

Other                                        26,482              23,358

                                         $   80,198          $   76,366
-----------------------------------------------------------------------


           The Company establishes self-insurance reserves for the estimated costs under workers' compensation, general liability, fidelity, health, dental and automobile liability insurance programs, including reserves for known claims, estimates of incurred but not reported claims, and the expected loss development of unsettled claims. Estimated requirements are periodically reviewed and revisions are charged to operations in the period that estimates are changed. Activity in these reserve accounts for 1997, 1996 and 1995 is summarized as follows:

                             December 26,     December 27,       December 29,
In thousands                         1997             1996               1995
--------------------------------------------------------------------------------

Balance at beginning
   of year                     $   47,240       $   49,839         $   45,078

Provision charged
   to operations                   36,885           35,263             44,500

Payments                          (43,059)         (37,862)           (39,739)

Balance at
   end of year                     41,066           47,240             49,839

Less current portion
   included in accrued
   liabilities                     10,107           12,802             15,086

Long-term portion              $   30,959       $   34,438         $   34,753
--------------------------------------------------------------------------------

           The Company is required to secure its financial obligation to cover potential future claims. This requirement is being satisfied with letters of credit issued under the revolving credit facility.

           The Company has established trust accounts for its contributions to a voluntary employees' beneficiary association (VEBA), from which all employee medical insurance claims, premiums and vacation pay under Company-sponsored plans are paid. Accrued liabilities at December 26, 1997, and December 27, 1996, reflect the estimated liability to the trusts.

Note 8

Income Taxes

      The components of income (loss) before income taxes for domestic and foreign operations were as follows:

                        December 26,     December 27,     December 29,
In thousands                    1997             1996             1995
-----------------------------------------------------------------------


Domestic                  $   26,999       $   27,378       $   22,132

Foreign                       (3,459)          (3,890)          (4,111)
-----------------------------------------------------------------------
                          $   23,540       $   23,488       $   18,021
-----------------------------------------------------------------------


      The following is a summary of the provision (benefit) for income taxes:

                        December 26,     December 27,     December 29,
In thousands                    1997             1996             1995
-----------------------------------------------------------------------

Current:

Federal                   $    5,885       $    9,827       $    7,891
State                          1,831            2,424            1,855
Foreign                        1,490              757              506
-----------------------------------------------------------------------
                               9,206           13,008           10,252

Deferred:
-----------------------------------------------------------------------

Federal                         (364)          (1,586)          (2,343)
State                            (35)            (384)            (388)
                                (399)          (1,970)          (2,731)
-----------------------------------------------------------------------
                          $    8,807       $   11,038       $    7,521
-----------------------------------------------------------------------

           The provision for income taxes for the years ended December 26, 1997, December 27, 1996, and December 29, 1995, differed from the amount computed by applying the statutory federal income tax rate of 35% in each year to income before income taxes. The reasons for these differences are as follows:

                                December 26,     December 27,     December 29,
In thousands                            1997             1996             1995
-------------------------------------------------------------------------------

U.S. Federal income
   tax at statutory rate          $    8,239       $    8,220       $    6,307

State income taxes, net of
   Federal benefit                     1,170            1,372              954
                                       9,409            9,592            7,261

Changes resulting from:

Targeted jobs tax credit                (521)              --             (986)

Purchase price adjustment                 --             (769)              --

Amortization of intangible
   assets                                982              911              789

Undistributed earnings of
   foreign subsidiaries                2,461              268              211

Tax-exempt interest income              (120)            (123)             (92)

Non-taxable dividend income               --             (168)              --

Tax benefit of loss related to
   U.K. subsidiary                    (4,281)              --               --

Other, net                               637             (313)               5

Change in valuation
   allowance                             240            1,640              333

                                  $    8,807       $   11,038       $    7,521
-------------------------------------------------------------------------------


           The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented as follows:


                                         December 26,     December 27,
In thousands                                     1997             1996
-----------------------------------------------------------------------

Deferred tax assets:

Allowance for doubtful
   receivables                             $      895       $      727

Self-insurance reserves                        16,635           18,430

Retirement plans                                6,658            5,644

Provision against investment                    1,512            1,592

Vacation pay                                    3,289            2,911

Benefit from acquired net
   operating loss                                 995              717

Amortization of intangibles                     4,379            3,524

Foreign loss carryover                          4,439            4,199

Other                                             459              771

Total deferred tax assets                      39,261           38,515

Deferred tax liabilities:

State taxes                                     1,909            1,895

Prepaid insurance                                 825              587

Contribution to VEBA                              311              336

Other                                             724              910

Total deferred tax liabilities                  3,769            3,728

Deferred tax assets
   valuation allowance                         (4,439)          (4,199)

Net deferred tax assets                    $   31,053       $   30,588
-----------------------------------------------------------------------


Note 9

Other Income

      In 1996, the Company entered into an agreement with the previous owner related to the acquisition of Pinkerton's, Inc. by California Plant Protection, Inc. in 1988. As a result of this agreement, the Company received a cash payment of $5.2 million. Of this amount, $3.2 million represents a reimbursement of income and other taxes paid on behalf of the previous owner, which had been recorded as a receivable in the consolidated balance sheet; the remaining amount of $2.0 million was recorded as other income.

Note 10

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

 The SRIP has no plan assets. The Company has purchased life insurance policies on the lives of certain individual executives as an investment that it may use to provide pre-retirement death benefits and retirement benefits. The cash surrender value of these policies aggregated $11.5 million and $9.3 million as of December 26, 1997, and December 27, 1996, respectively, and is included in other assets on the Company's consolidated balance sheets. The projected net present value of future death benefits exceeds the cash surrender value by $21.2 million for both December 26, 1997, and December 27, 1996.

 In connection with the acquisition of Pinkerton's, the Company assumed liability for the Discretionary Unfunded Deferred Compensation Plan for Key Employees (DUDCPKE), a plan covering a group of former Pinkerton executives. Participants are entitled to receive monthly payments of deferred compensation for life upon reaching age 60, in amounts ranging from 20.0% to 40.0% of the average three highest annual compensation amounts, depending on years of service. In connection with the operation of a large security contract at the Company's Canadian subsidiary, the Company operates a Canadian Pension Plan for the related security guards. The Canadian Pension Plan is a funded plan with plan assets of $1,481,000.

 The following table sets forth the status of the Company's retirement plans and amounts recognized in the Company's consolidated balance sheets as of December 26, 1997, and December 27, 1996:

                                              December 26,   December 27,
In thousands                                          1997           1996
--------------------------------------------------------------------------------

Actuarial present value of
  benefit obligations:

Vested accumulated benefit obligation             $ 19,446       $ 17,894

Unvested accumulated benefit
  obligation                                         2,549          1,790

Accumulated benefit obligation                    $ 21,995       $ 19,684

Projected benefit obligation                      $ 26,537       $ 24,086

Plan assets                                          2,034          1,468

Projected benefit obligation
  in excess of plan assets                          24,502         22,618

Unrecognized net loss                               (5,851)        (5,795)

Prior service cost not yet recognized
  in net retirement plan cost                       (4,450)        (4,763)

Accrued periodic retirement plan
  cost before minimum liability                     14,201         12,060

Additional minimum liability                         6,141          6,397

Liability included in accrued
  retirement benefits and other
  non-current liabilities                         $ 20,342       $ 18,457
--------------------------------------------------------------------------------


 Net retirement plan cost for 1997, 1996 and 1995 included the following components:


                               December 26,   December 27,   December 29,
In thousands                           1997           1996           1995
--------------------------------------------------------------------------------

Service cost benefits earned
  during the period                $  2,219       $  1,992       $  1,349

Interest cost on projected
  benefit obligation                  1,540          1,440          1,531

Amortization of net loss                252            274            137

Amortization of past
  service cost                          313            313            313

Net periodic retirement
  plan cost                        $  4,324       $  4,019       $  3,330
--------------------------------------------------------------------------------


    Assumptions used in accounting for the retirement plans as of 1997, 1996 and 1995 were:


                               December 26,   December 27,   December 29,
                                       1997           1996           1995
--------------------------------------------------------------------------------

Discount rates                         7.0%           7.0%           7.0%
Rates of increase in
   compensation levels         4.0% to 5.0%   4.0% to 5.0%   4.0% to 5.0%
--------------------------------------------------------------------------------

 The Company has no significant post-retirement obligations other than the SRIP, DUDCPKE and the Canadian Pension Plan.

Note 11

Employee Stock Purchase Plan

The Company has a stock purchase plan for eligible employees under which Company stock can be purchased at market value through payroll deductions.


Note 12

Stock Option Plans

Effective August 27, 1997, the Company split its outstanding shares of common stock on a three-for-two basis. The split was accomplished by means of a stock dividend whereby each holder of common stock received one new share for each two shares held. Share figures set forth in this note have, to the extent appropriate, been adjusted to reflect this split.


1990 Stock Option Plan

In February 1990, the Company adopted the 1990 Stock Option Plan "the 1990 Plan," which provided for the granting of either incentive stock options or nonstatutory stock options to key employees and directors of the Company to purchase up to an aggregate 405,000 shares of common stock. In April 1993, the 1990 Plan was amended to increase the number of shares of common stock reserved for issuance upon the exercise of options granted under the Plan from 405,000 to 1,830,000.

In February 1995, in connection with the adoption of the 1995 Pinkerton Performance and Equity Incentive Plan, the 1990 Plan was frozen such that no further grants would be made under the plan. At that time, under the 1990 Plan, options with respect to 1,175,325 shares were outstanding, options with respect to 48,000 shares had been exercised, and 606,675 shares remained available under the plan with respect to which future option grants could have been made. At December 26, 1997, options with respect to 899,020 shares were outstanding, expiring through December 30, 2004, of which options with respect to 600,430 shares were exercisable.


1995 Pinkerton Performance And Equity Incentive Plan

In February 1995, the Company adopted the 1995 Pinkerton Performance and Equity Incentive Plan "the 1995 Plan," which provides for the granting of stock options, stock appreciation rights, restricted stock awards and performance awards to employees, and stock options or certain common stock grants to non-employee directors of the Company, to purchase up to an aggregate 606,675 shares of common stock. In November 1997, subject to approval by the stockholders at the 1998 Annual Meeting of Stockholders, the Board of Directors unanimously approved an amendment to the 1995 Plan, increasing the maximum number of shares of common stock with respect to which awards may be granted to 2,296,087, subject to further adjustment for stock dividends, stock splits, recapitalizations or similar capital changes.

At December 26, 1997, options with respect to 1,190,436 shares were outstanding, expiring through October 15, 2007, of which options with respect to 130,403 shares were exercisable.

The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which consists of four non-employee directors. The committee is authorized to determine the participants in the 1995 Plan and the time of, type of, and number of shares underlying awards under such plan.

A summary of the status of the Company's stock option plans as of December 26, 1997, December 27, 1996, and December 29, 1995, and changes during the years ended on those dates is presented below:

                                                       Weighted Average
                               Number of Shares         Exercise Price
--------------------------------------------------------------------------------

Outstanding at
December 30, 1994                     1,172,788              $   12.17

Granted                                  49,800                  11.49

Exercised                               (94,138)                  9.43

Canceled                                (83,100)                 14.14

Outstanding at
December 29, 1995                     1,045,350                  12.23

Granted                                 361,500                  12.75

Exercised                               (25,201)                 11.07

Canceled                                (73,631)                 14.42

Outstanding at
December 27, 1996                     1,308,018                  12.27

Granted                                 844,575                  20.39

Exercised                               (33,811)                 12.38

Canceled                                (29,326)                 14.97

Outstanding at
December 26, 1997                     2,089,456              $   15.51
--------------------------------------------------------------------------------
Options exercisable:

  December 29, 1995                     303,007
  December 27, 1996                     475,092
  December 26, 1997                     730,833



 The following table summarizes information about stock options outstanding at December 26, 1997:


OPTIONS OUTSTANDING
--------------------------------------------------------------------------------
                           Number of
                             Options           Weighted
                      Outstanding at            Average            Weighted
Range of                 December 26,         Remaining             Average
Exercise Prices                 1997   Contractual Life      Exercise Price
--------------------------------------------------------------------------------

$    9.83 - 14.50          1,168,456                7.0      $        11.85
$   17.00 - 23.29            921,000                7.8      $        20.16

OPTIONS EXERCISABLE
--------------------------------------------------------------------------------

                           Number of
                             Options
                      Exercisable at                        Weighted
Range of                 December 26,                        Average
Exercise Prices                 1997                  Exercise Price
--------------------------------------------------------------------------------

$    9.83 - 14.50            642,333                  $        11.62
$   17.00 - 23.29             88,500                  $        17.70


Had compensation cost for the Company's stock plans been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net income and diluted earnings per share would have been reduced by approximately $2.1 million, or $0.16 per share, for the year ended December 26, 1997, and approximately $0.6 million, or $0.05 per share, for the year ended December 27, 1996. The weighted average fair value of the options granted during the year ended December 26, 1997, and December 27, 1996, was estimated as $11.80 per share and $8.09 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                               December 26,  December 27,
                                      1997          1996
--------------------------------------------------------------------------------

Dividend yield                         --            --

Volatility                            .35           .37

Risk-free interest rate               6.1%          6.0%

Expected life                     7 years       7 years
--------------------------------------------------------------------------------

Note 13

Capital Stock

Capital stock at December 26, 1997, and December 27, 1996, consists of the following:

                                                        Number of Shares
                                                  ---------------------------
                                                  December 26,  December 27,
                                                         1997          1996
-----------------------------------------------------------------------------

8% cumulative preferred stock,
  $100 par value:

  Class A:
    Authorized                                          1,000         1,000
    Issued and outstanding                                 --            --

  Class B:
    Authorized                                         47,000        47,000
    Issued and outstanding                                 --            --

11% cumulative preferred stock,
  $100 par value:

Class C:
    Authorized                                         20,000        20,000
    Issued and outstanding                                 --            --

Designated preferred stock,
  $.001 par value:

    Authorized                                      5,000,000     5,000,000
    Issued and outstanding                                 --            --

Common stock, $.001 par value:

    Authorized                                    100,000,000   100,000,000
    Issued and outstanding                         12,576,778    12,542,519
-----------------------------------------------------------------------------


Note 14

Commitments and Contingencies

The Company has commitments under operating leases, primarily for building and office space, expiring at various dates through December 2003. Certain leases provide for additional rent based on increases in the consumer price index or upon stated future rent revisions, payment of insurance, property taxes and certain other costs of occupancy. Most leases contain renewal options. Rental expense for the years ended December 26, 1997, December 27, 1996, and December 29, 1995, was approximately $10,481,000, $9,403,000 and $7,747,000, respectively. The following is a schedule of future minimum annual rental payments required under the Company's operating leases as of December 26, 1997:

In thousands
--------------------------------------------------------------------------------

1998                                                          $        9,930
1999                                                                   8,464
2000                                                                   6,683
2001                                                                   5,019
2002                                                                   4,447
2003 and thereafter                                                    8,824
                                                              $       43,367
--------------------------------------------------------------------------------

     In addition to the above, the Company has agreements with leasing companies to lease automobiles over periods of 24 to 60 months, which are primarily used in the conduct of the Company's security operations. At December 26, 1997, the Company had 1,563 vehicles leased under these operating lease agreements. The maximum aggregate future rental commitment on the vehicles currently leased is $6,525,000.

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

     In the opinion of management, based on currently known facts and the advice of legal counsel, there is no single claim or lawsuit, or group of claims or lawsuits based on the same facts, pending against the Company that the disposition of which will have a material adverse effect on the Company's consolidated financial statements taken as a whole.

Note 15

International Operations

The Company has international operations located in Europe, Canada, Mexico, South America and Asia. Summarized information relating to the international subsidiaries is as follows:

                        December 26,       December 27,        December 29,
In thousands                    1997               1996                1995
--------------------------------------------------------------------------------

For the year:

   Service revenues        $ 190,451          $ 158,873           $ 136,611

   Operating loss          $  (2,330)         $  (3,417)          $  (3,062)

At year end:

   Total assets            $  68,857          $  71,671           $  41,407
--------------------------------------------------------------------------------

Note 16

Quarterly Financial Information (Unaudited)

Pinkerton's fiscal year is comprised of the 52-week (or 53-week) period ending on the Friday closest to December 31, within the reporting year. The Company's quarterly reporting periods consist of three four-week periods for the first, second and third quarters, and four four-week periods for the fourth quarter.


                                        First     Second      Third     Fourth
In thousands, except per share data   Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------

Year ended December 26, 1997

Service revenues                     $220,468   $230,789   $233,736   $316,896

Gross profit                           26,135     27,598     29,735     41,405

Net income                              1,981      2,715      3,378      6,659

Basic earnings per
  share/b,c,d/                       $    .16   $    .22   $    .27   $    .53

Diluted earnings per
  share/b,c,d/                       $    .15   $    .21   $    .26   $    .50

Year ended December 27, 1996

Service revenues                     $200,036   $200,918   $207,496   $297,797

Gross profit                           23,186     23,990     27,558     39,636

Net income                              1,709      3,047      3,031      4,663

Basic earnings per
  share/b,c,d/                       $    .14   $    .24   $    .24   $    .37

Diluted earnings per
  share/b,c,d/                       $    .14   $    .24   $    .24   $    .36
--------------------------------------------------------------------------------

a The second quarter of 1996 includes $2.0 million of nonrecurring other income, resulting from a final agreement regarding certain reimbursable costs under the 1988 purchase agreement for the acquisition of Pinkerton's.

b The sum of the quarterly earnings per share amounts do not equal the annual amount reported, since per share amounts are computed independently for each quarter and for the full year, based on the respective weighted average common shares and dilutive potential common shares outstanding.

c The earnings per share amounts reflect the application of Statement of Financial Accounting Standards No. 128, "Earnings per Share," for all periods presented.

d Effective August 27, 1997, a three-for-two stock split was accomplished by means of a stock dividend whereby one new share was distributed for each two shares held. All per share amounts have been adjusted accordingly.

                             --------------------
                             Report of Management
                             --------------------

The management of Pinkerton's, Inc. is responsible for the preparation, integrity and accuracy of the accompanying consolidated financial statements and related information. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts based on our best estimates and informed judgments, as required.

     Management maintains a comprehensive system of internal controls supported by formal policies and procedures, a written code of business conduct, periodic internal audits and management reviews. Although no cost-effective system will preclude all errors and irregularities, we believe Pinkerton's, Inc. has in place a system of internal controls which provides reasonable assurance that assets are safeguarded against material loss from unauthorized use or disposition, transactions are recorded in accordance with our policies, and the financial information presented to our stockholders is reliable.

     The Audit Committee of the Board of Directors is comprised solely of outside directors. The Audit Committee meets periodically with the independent auditors, our internal auditors, and financial management to ensure that each is carrying out its responsibilities. Both the independent auditors and the internal auditors have free and direct access to the Audit Committee.

     The Company's independent auditors are recommended by the Audit Committee and selected by the Board of Directors. The consolidated financial statements have been audited by KPMG Peat Marwick LLP, who have expressed their opinion elsewhere herein with respect to the fairness of the statements. Their audits included a review of the system of internal control and tests of transactions to the extent they considered necessary to render their opinion.


/s/ Denis R. Brown

Denis R. Brown
President and Chief Executive Officer


/s/ James P. McCloskey

James P. McCloskey
Executive Vice President and Chief Financial Officer


/s/ Steven A. Lindsey

Steven A. Lindsey
Vice President and Controller

-------------------------------------
STOCKHOLDER AND CORPORATE INFORMATION
-------------------------------------

STOCK MARKET INFORMATION

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol PKT. From its 1990 initial public offering to June 25, 1996, the Company's common stock was traded on the Nasdaq National Market (Nasdaq) under the symbol PKTN. The following table shows the high and low sales prices as reported by the NYSE and the high and low bid prices reported by Nasdaq. Effective August 27, 1997, a three-for-two stock split was accomplished by means of a stock dividend whereby one new share was distributed for each two shares held. The prices for 1997 and 1996 have been adjusted accordingly.


                                                    High             Low
--------------------------------------------------------------------------------

1997

Fourth Quarter                               $     24.19     $     21.25

Third Quarter                                      23.31           20.00

Second Quarter                                     20.42           16.83

First Quarter                                      18.67           16.25


1996

Fourth Quarter                               $     18.00     $     14.92

Third Quarter                                      16.67           14.00

Second Quarter                                     17.00           13.17

First Quarter                                      13.67           12.17

--------------------------------------------------------------------------------

     The Company historically has not paid cash dividends on its common stock, and its present policy is to retain any earnings for use in its business. The Company does not intend to change such policy in the foreseeable future. Additionally, certain covenants of the Company's Note Purchase Agreement place restrictions on the Company's ability to pay dividends.

     On March 4, 1998, there were 255 stockholders of record of the Company's common stock.


                                                                              47