Form 10-K405, Exhibit 13
period 1997-12-26
PINKERTONS INC
filed 1998-03-26
CIK 78666

                                                                    EXHIBIT 13.2
                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders of
Pinkerton's, Inc.

We have audited the accompanying consolidated balance sheets of Pinkerton's, Inc. and subsidiaries as of December 26, 1997 and December 27, 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 26, 1997, December 27, 1996 and December 29, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinkerton's Inc. and subsidiaries as of December 26, 1997 and December 27, 1996, and the results of their operations, changes in stockholders' equity and cash flows for the years ended December 26, 1997, December 27, 1996, and December 29, 1995 in conformity with generally accepted accounting principles.

                                  /s/ KMPG Peat Marwick LLP




Los Angeles, California
February 16, 1998