Form 10-K405, Exhibit 13
period 1998-12-25
PINKERTONS INC
filed 1999-03-25
CIK 78666

                                                                    EXHIBIT 13.1
Independent Auditors' Report


The Board of Directors and Stockholders of Pinkerton's, Inc.:

We have audited the accompanying consolidated balance sheets of Pinkerton's, Inc. and subsidiaries as of December 25, 1998 and December 26, 1997 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 25, 1998, December 26, 1997, and December 27, 1996. In connection with our audits, we also have audited the accompanying financial statement schedule (Schedule II). These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinkerton's, Inc. and subsidiaries as of December 25, 1998, and December 26, 1997, and the results of their operations, changes in stockholders' equity and cash flows for the years ended December 25, 1998, December 26, 1997, and December 27, 1996 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule (Schedule II), when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set for therein.



KPMG LLP



Los Angeles, California
February 12, 1999